Exhibit 99.2
     ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Management’s Report on Internal Control over Financial Reporting	1
Report of Independent Registered Public Accounting Firm	2

Consolidated Financial Statements of The Goodyear Tire & Rubber Company:
Consolidated Statements of Operations for each of the three years ended December 31, 2006	4
Consolidated Balance Sheets at December 31, 2006 and December 31, 2005	5
Consolidated Statements of Shareholders’ (Deficit) Equity for each of the three years ended December 31, 2006	6
Consolidated Statements of Cash Flows for each of the three years ended December 31, 2006	7
Notes to Consolidated Financial Statements	8

Supplementary Data (unaudited)	65

Financial Statement Schedules:
The following consolidated financial statement schedules of The Goodyear Tire & Rubber Company are filed as part of this Report on Form 8-K and should be read in conjunction with the Consolidated Financial Statements of The Goodyear Tire & Rubber Company:

Schedule I — Condensed Financial Information of Registrant
Schedule II — Valuation and Qualifying Accounts
Schedules not listed above have been omitted since they are not applicable or are not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act, 1934, as amended.
     Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles.
     Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Management conducted an assessment of the Company’s internal control over financial reporting as of December 31, 2006 using the framework specified in Internal Control – Integrated Framework, published by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such assessment, management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2006.
     Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is presented in this Current Report on Form 8-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To The Board of Directors and Shareholders
of The Goodyear Tire & Rubber Company
We have completed integrated audits of The Goodyear Tire & Rubber Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedules
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of The Goodyear Tire & Rubber Company and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans as of December 31, 2006 (Note 13), share-based compensation as of January 1, 2006 (Note 12), and asset retirement obligations as of December 31, 2005 (Note 1).
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Cleveland, Ohio
February 16, 2007, except with respect to our opinion on
the consolidated financial statements, insofar as it relates to discontinued operations (Note 23), as to which the date is May 2, 2007

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in millions, except per share amounts)	2006	2005	2004
Net Sales	$18,751	$18,098	$16,885
Cost of Goods Sold	15,736	14,535	13,620
Selling, Administrative and General Expense	2,546	2,634	2,616
Rationalizations (Note 2)	311	7	33
Interest Expense (Note 15)	447	408	368
Other (Income) and Expense (Note 3)	(87)	62	14
Minority Interest in Net Income of Subsidiaries	111	95	58

(Loss) Income from Continuing Operations before Income Taxes	(313)	357	176
United States and Foreign Taxes (Note 14)	60	233	162

(Loss) Income from Continuing Operations	(373)	124	14
Discontinued Operations (Note 23)	43	115	101

(Loss) Income before Cumulative Effect of Accounting Change	(330)	239	115
Cumulative Effect of Accounting Change, net of income taxes and minority interest (Note 1)	—	(11)	—

Net (Loss) Income	$(330)	$228	$115

Net (Loss) Income Per Share — Basic
(Loss) Income from Continuing Operations	$(2.11)	$0.70	$0.08
Discontinued Operations	0.25	0.66	0.57

(Loss) Income before Cumulative Effect of Accounting Change	(1.86)	1.36	0.65
Cumulative Effect of Accounting Change	—	(0.06)	—

Net (Loss) Income Per Share – Basic	$(1.86)	$1.30	$0.65

Weighted Average Shares Outstanding (Note 4)	177	176	175

Net (Loss) Income Per Share — Diluted
(Loss) Income from Continuing Operations	$(2.11)	$0.66	$0.08
Discontinued Operations	0.25	0.55	0.57

(Loss) Income before Cumulative Effect of Accounting Change	(1.86)	1.21	0.65
Cumulative Effect of Accounting Change	—	(0.05)	—

Net (Loss) Income Per Share – Diluted	$(1.86)	$1.16	$0.65

Weighted Average Shares Outstanding (Note 4)	177	209	178
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in millions)	2006	2005
Assets
Current Assets:
Cash and cash equivalents (Note 1)	$3,862	$2,138
Restricted cash (Note 1)	214	241
Accounts and notes receivable (Note 5)	2,800	2,976
Inventories (Note 6)	2,601	2,643
Prepaid expenses and other current assets	289	223
Current assets of discontinued operations (Note 23)	413	388

Total Current Assets	10,179	8,609
Goodwill (Note 7)	662	616
Intangible Assets (Note 7)	166	159
Deferred Income Tax (Note 14)	150	102
Other Assets and Deferred Pension Costs (Notes 8 and 13)	453	851
Long Term Assets of Discontinued Operations (Note 23)	352	340
Properties and Plants (Note 9)	5,067	4,921

Total Assets	$17,029	$15,598

Liabilities
Current Liabilities:
Accounts payable-trade	$1,945	$1,862
Compensation and benefits (Notes 12 and 13)	883	1,748
Other current liabilities	811	652
Current liabilities of discontinued operations (Note 23)	157	129
United States and foreign taxes	222	395
Notes payable and overdrafts (Note 11)	243	207
Long term debt and capital leases due within one year (Note 11)	405	448

Total Current Liabilities	4,666	5,441
Long Term Debt and Capital Leases (Note 11)	6,562	4,741
Compensation and Benefits (Notes 12 and 13)	4,935	3,819
Long Term Liabilities of Discontinued Operations (Note 23)	47	26
Deferred and Other Noncurrent Income Taxes (Note 14)	320	281
Other Long Term Liabilities	380	426
Minority Equity in Subsidiaries	877	791

Total Liabilities	17,787	15,525

Commitments and Contingent Liabilities (Note 18)

Shareholders’ (Deficit) Equity
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450,000,000 shares (300,000,000 in 2005)
Outstanding shares, 178,218,970 (176,509,751 in 2005) (Note 21)	178	177
Capital Surplus	1,427	1,398
Retained Earnings	968	1,298
Accumulated Other Comprehensive Loss (Note 17)	(3,331)	(2,800)

Total Shareholders’ (Deficit) Equity	(758)	73

Total Liabilities and Shareholders’ (Deficit) Equity	$17,029	$15,598

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

					Accumulated
					Other	Total
	Common Stock		Capital	Retained	Comprehensive	Shareholders’
(Dollars in millions)	Shares	Amount	Surplus	Earnings	Loss	(Deficit) Equity
Balance at December 31, 2003
(after deducting 20,352,239 treasury shares)	175,326,429	$175	$1,390	$955	$(2,553)	$(33)
Comprehensive income (loss):
Net income				115		115
Foreign currency translation (net of tax of $0)					254
Minimum pension liability (net of tax of $34)					(284)
Unrealized investment gain (net of tax of $0)					13
Deferred derivative gain (net of tax of $0)					30
Reclassification adjustment for amounts recognized in income (net of tax of $(4))					(24)

Other comprehensive loss						(11)

Total comprehensive income						104
Common stock issued from treasury:
Stock-based compensation plans	293,210	1	2			3

Balance at December 31, 2004
(after deducting 20,059,029 treasury shares)	175,619,639	176	1,392	1,070	(2,564)	74
Comprehensive income (loss):
Net income				228		228
Foreign currency translation (net of tax of $0)					(201)
Reclassification adjustment for amounts recognized in income (net of tax of $0)					48
Minimum pension liability (net of tax of $23)					(97)
Unrealized investment gain (net of tax of $0)					18
Deferred derivative loss (net of tax of $0)					(21)
Reclassification adjustment for amounts recognized in income (net of tax of $(1))					17

Other comprehensive loss						(236)

Total comprehensive loss						(8)
Common stock issued from treasury:
Stock-based compensation plans	890,112	1	6			7

Balance at December 31, 2005
(after deducting 19,168,917 treasury shares)	176,509,751	177	1,398	1,298	(2,800)	73
Comprehensive income (loss):
Net loss				(330)		(330)
Foreign currency translation (net of tax of $0)					233
Reclassification adjustment for amounts recognized in income (net of tax of $0)					2
Additional pension liability (net of tax of $38)					439
Unrealized investment loss (net of tax of $0)					(4)
Deferred derivative gain (net of tax of $0)					1
Reclassification adjustment for amounts recognized in income (net of tax of $(3))					(3)

Other comprehensive income						668

Total comprehensive income						338
Adjustment to initially apply FASB Statement No. 158 for pension and OPEB (net of tax of $49)					(1,199)	(1,199)
Common stock issued from treasury:
Stock-based compensation plans	1,709,219	1	11			12
Stock-based compensation			18			18

Balance at December 31, 2006
(after deducting 17,459,698 treasury shares)	178,218,970	$178	$1,427	$968	$(3,331)	$(758)

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2006	2005	2004
Cash Flows from Operating Activities:
Net (Loss) Income	$(330)	$228	$115
Less: Discontinued Operations	43	115	101
Cumulative Effect of Accounting Change	—	(11)	—

(Loss) Income from Continuing Operations	(373)	124	14
Adjustments to reconcile net (loss) income from continuing operations to cash flows from operating activities:
Depreciation and amortization	637	593	593
Amortization of debt issuance costs	19	76	74
Deferred tax provision (Note 14)	(41)	(15)	(9)
Net rationalization charges (Note 2)	311	7	33
Net (gains) losses on asset sales (Note 3)	(40)	36	7
Net insurance settlement gains (Note 3)	(3)	(79)	(149)
Minority interest and equity earnings	106	91	53
Pension contributions	(708)	(522)	(262)
Rationalization payments	(119)	(39)	(89)
Insurance recoveries	46	228	175

Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	268	(6)	(362)
Inventories	127	(237)	(24)
Accounts payable—trade	74	62	120
U.S. and foreign taxes	(187)	168	(42)
Deferred taxes and noncurrent income taxes	(4)	(117)	23
Compensation and benefits	337	421	468
Other current liabilities	27	(62)	168
Other long term liabilities	(40)	(33)	(148)
Other assets and liabilities	8	84	38

Total operating cash flows from continuing operations	445	780	681
Operating cash flows from discontinued operations	115	106	106

Total Cash Flows from Operating Activities	560	886	787

Cash Flows from Investing Activities:
Capital expenditures	(637)	(601)	(499)
Asset dispositions	127	257	17
Asset acquisitions	(41)	—	(62)
(Decrease) increase in restricted cash	27	(80)	(131)
Other transactions	26	16	50

Total investing cash flows from continuing operations	(498)	(408)	(625)
Investing cash flows from discontinued operations	(34)	(33)	(28)

Total Cash Flows from Investing Activities	(532)	(441)	(653)

Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	77	38	66
Short term debt and overdrafts paid	(101)	(7)	(99)
Long term debt incurred	2,245	2,290	1,899
Long term debt paid	(501)	(2,390)	(1,548)
Common stock issued (Note 12)	12	7	2
Dividends paid to minority interests in subsidiaries	(69)	(52)	(29)
Debt issuance costs	(15)	(67)	(51)

Total financing cash flows from continuing operations	1,648	(181)	240
Financing cash flows from discontinued operations	(1)	3	(3)

Total Cash Flows from Financing Activities	1,647	(178)	237
Net Change in Cash of Discontinued Operations	(10)	(2)	3
Effect of Exchange Rate Changes on Cash and Cash Equivalents	59	(62)	37

Net Change in Cash and Cash Equivalents	1,724	203	411
Cash and Cash Equivalents at Beginning of the Year	2,138	1,935	1,524

Cash and Cash Equivalents at End of the Year	$3,862	$2,138	$1,935

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Accounting Policies
A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:
Principles of Consolidation
The consolidated financial statements include the accounts of all majority-owned subsidiaries in which no substantive participating rights are held by minority shareholders. All intercompany transactions have been eliminated. Our investments in companies in which we do not own a majority and we have the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. Accordingly, our share of the earnings of these companies is included in the Consolidated Statement of Operations. Investments in other companies are carried at cost.
     The consolidated financial statements also include the accounts of entities consolidated pursuant to the provisions of Interpretation No. 46 of the Financial Accounting Standards Board, “Consolidation of Variable Interest Entities (“VIEs”) – an Interpretation of ARB No. 51,” as amended by FASB Interpretation No. 46R (collectively, “FIN 46”). FIN 46 requires consolidation of VIEs in which a company holds a controlling financial interest through means other than the majority ownership of voting equity. Entities consolidated under FIN 46 include South Pacific Tyres (“SPT”) and Tire and Wheel Assembly (“T&WA”). Effective in January 2006, we purchased the remaining 50% interest in SPT and no longer consolidate SPT under FIN 46. Refer to Note 8.
     As discussed in Note 23, the results of operations, financial position and cash flows of the Engineered Products business segment, previously a reportable operating segment, have been reported as discontinued operations for all periods presented. Unless otherwise indicated, all disclosures in the notes to the consolidated financial statements relate to continuing operations.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to:
•	recoverability of intangibles and other long-lived assets,
•	deferred tax asset valuation allowances and uncertain income tax positions,
•	workers’ compensation,
•	general and product liabilities and other litigations,
•	pension and other postretirement benefits, and
•	various other operating allowances and accruals, based on currently available information.
Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.
Revenue Recognition and Accounts Receivable Valuation
Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured. A provision for sales returns, discounts and allowances is recorded at the time of sale. Appropriate provisions are made for uncollectible accounts based on historical loss experience, portfolio duration, economic conditions and credit risk quality. The adequacy of the allowances are assessed quarterly.
Shipping and Handling Fees and Costs
Costs incurred for transportation of products to customers are recorded as a component of Cost of goods sold.

Research and Development Costs
Research and development costs include, among other things, materials, equipment, compensation and contract services. These costs are expensed as incurred and included as a component of Cost of goods sold. Research and development expenditures were $342 million, $346 million and $347 million in 2006, 2005 and 2004, respectively.
Warranty
Warranties are provided on the sale of certain of our products and services and an accrual for estimated future claims is recorded at the time revenue is recognized. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. Refer to Note 18.
Environmental Cleanup Matters
We expense environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. We determine our liability on a site by site basis and record a liability at the time when it is probable and can be reasonably estimated. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. Our estimated liability is not discounted or reduced for possible recoveries from insurance carriers. Refer to Note 18.
Legal Costs
We record a liability for estimated legal and defense costs related to pending general and product liability claims, environmental matters and workers’ compensation claims. Refer to Note 18.
Advertising Costs
Costs incurred for producing and communicating advertising are generally expensed when incurred as a component of Selling, administrative and general expenses. Costs incurred under our cooperative advertising program with dealers and franchisees are generally recorded as reductions of sales as related revenues are recognized. Advertising costs, including costs for our cooperative advertising programs with dealers and franchisees, were $318 million, $375 million and $379 million in 2006, 2005 and 2004, respectively.
Rationalizations
We record costs for rationalization actions implemented to reduce excess and high-cost manufacturing capacity, and to reduce associate headcount. Associate related costs include severance, supplemental unemployment compensation and benefits, medical benefits, pension curtailments, postretirement benefits, and other termination benefits. Other than associate related costs, costs generally include, but are not limited to, noncancelable lease costs, contract terminations, and moving and relocation costs. Rationalization charges related to accelerated depreciation and asset impairments are recorded in Cost of goods sold or Selling, administrative, and general expense. Refer to Note 2.
Income Taxes
Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured under applicable tax laws. The effect on deferred tax assets or liabilities of a change in the tax law or tax rate is recognized in the period the change is enacted. Valuation allowances are recorded to reduce net deferred tax assets to the amount that is more likely than not to be realized. Refer to Note 14.

Cash and Cash Equivalents / Consolidated Statements of Cash Flows
Cash and cash equivalents include cash on hand and in the bank as well as all short term securities held for the primary purpose of general liquidity. Such securities normally mature within three months from the date of acquisition. Cash flows associated with derivative financial instruments designated as hedges of identifiable transactions or events are classified in the same category as the cash flows from the hedged items. Cash flows associated with derivative financial instruments not designated as hedges are classified as operating activities. Book overdrafts are recorded within Accounts payable-trade and totaled $117 million and $178 million at December 31, 2006 and 2005, respectively. Bank overdrafts are recorded within Notes payable and overdrafts. Cash flows associated with book overdrafts are classified as financing activities.
Restricted Cash and Restricted Net Assets
     Restricted cash primarily consists of Goodyear contributions made related to the settlement of the Entran II litigation and proceeds received pursuant to insurance settlements. Refer to Note 18 for further information about Entran II claims. In addition, we will, from time to time, maintain balances on deposit at various financial institutions as collateral for borrowings incurred by various subsidiaries, as well as cash deposited in support of trade agreements and performance bonds. At December 31, 2006, cash balances totaling $214 million were subject to such restrictions, compared to $241 million at December 31, 2005. Subsequent to December 31, 2006, $20 million of restricted cash became unrestricted.
     In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make cash distributions. At December 31, 2006, approximately $284 million of net assets were subject to such restrictions, compared to approximately $236 million at December 31, 2005. Of these amounts, $49 million and $30 million, respectively, were included in net assets of Discontinued Operations.
Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or the average cost method. Costs include direct material, direct labor and applicable manufacturing and engineering overhead. We recognize abnormal manufacturing costs as period costs and allocate fixed manufacturing overheads based on normal production capacity. We determine a provision for excess and obsolete inventory based on management’s review of inventories on hand compared to estimated future usage and sales. Refer to Note 6.
Goodwill and Other Intangible Assets
Goodwill is recorded when the cost of acquired businesses exceeds the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred, as provided in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” We perform the goodwill and intangible assets with indefinite useful lives impairment tests annually as of July 31. The impairment test uses a valuation methodology based upon an EBITDA multiple using comparable companies. In addition, the carrying amount of goodwill and intangible assets with indefinite useful lives is reviewed whenever events or circumstances indicated that revisions might be warranted. Goodwill and intangible assets with indefinite useful lives would be written down to fair value if considered impaired. Intangible assets with finite useful lives are amortized to their estimated residual values over such finite lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Refer to Note 7.
Investments
Investments in marketable securities are stated at fair value. Fair value is determined using quoted market prices at the end of the reporting period and, when appropriate, exchange rates at that date. Unrealized gains and losses on marketable securities classified as available-for-sale are recorded in Accumulated Other Comprehensive Loss, net of tax. We regularly review our investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the Consolidated Statements of Operations. Refer to Notes 8 and 17.

Properties and Plants
Properties and plants are stated at cost. Depreciation is computed using the straight-line method. Additions and improvements that substantially extend the useful life of properties and plants, and interest costs incurred during the construction period of major projects, are capitalized. Repair and maintenance costs are expensed as incurred. Properties and plants are depreciated to their estimated residual values over their estimated useful lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Refer to Notes 9 and 15.
Foreign Currency Translation
Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as Accumulated Other Comprehensive Loss. Where the U.S. dollar is the functional currency, translation adjustments are recorded in the Statement of Operations.
Derivative Financial Instruments and Hedging Activities
To qualify for hedge accounting, hedging instruments must be designated as hedges and meet defined correlation and effectiveness criteria. These criteria require that the anticipated cash flows and/or financial statement effects of the hedging instrument substantially offset those of the position being hedged.
     Derivative contracts are reported at fair value on the Consolidated Balance Sheets as both current and long term Accounts Receivable or Other Liabilities. Deferred gains and losses on contracts designated as cash flow hedges are recorded in Accumulated Other Comprehensive Loss (“AOCL”). Ineffectiveness in hedging relationships is recorded in Other (Income) and Expense in the current period.
Interest Rate Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in AOCL. Amounts are transferred from AOCL and recognized in income as Interest Expense in the same period that the hedged item is recognized in income. Gains and losses on contracts designated as fair value hedges are recognized in income in the current period as Interest Expense. Gains and losses on contracts with no hedging designation are recorded in the current period in Other (Income) and Expense.
Foreign Currency Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in AOCL. Amounts are transferred from AOCL and recognized in income in the same period and on the same line that the hedged item is recognized in income. Gains and losses on contracts with no hedging designation are recorded in Other (Income) and Expense in the current period.
     We do not include premiums paid on forward currency contracts in our assessment of hedge effectiveness. Premiums on contracts designated as hedges are recognized in Other (Income) and Expense over the life of the contract.
Net Investment Hedging — Nonderivative instruments denominated in foreign currencies are used from time to time to hedge net investments in foreign subsidiaries. Gains and losses on these instruments are deferred and recorded in AOCL as Foreign Currency Translation Adjustments. These gains and losses are only recognized in income upon the complete or partial sale of the related investment or the complete liquidation of the investment.
Termination of Contracts — Gains and losses (including deferred gains and losses in AOCL) are recognized in Other (Income) and Expense when contracts are terminated concurrently with the termination of the hedged position. To the extent that such position remains outstanding, gains and losses are amortized to Interest Expense or to Other (Income) and Expense over the remaining life of that position. Gains and losses on contracts that we temporarily continue to hold after the early termination of a hedged position, or that otherwise no longer qualify for hedge accounting, are recognized in income in Other (Income) and Expense.
     Refer to Note 11.

Stock-Based Compensation
The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payments”, (“SFAS No. 123R”), which replaced SFAS No. 123 “Accounting for Stock-Based Compensation”, (“SFAS No. 123”) and superseded Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”). SFAS No. 123R requires entities to measure compensation cost arising from the grant of share-based awards to employees at fair value and to recognize such cost in income over the period during which the service is provided, usually the vesting period. We adopted SFAS No. 123R effective January 1, 2006 under the modified prospective transition method. Accordingly, we recognized compensation expense for all awards granted or modified after December 31, 2005 and for the unvested portion of all outstanding awards at the date of adoption.
     We recognized compensation expense using the straight-line approach. We estimate fair value using the Black-Scholes valuation model. Assumptions used to estimate the compensation expense are determined as follows:
•	Expected term is determined using a weighted average of the contractual term and vesting period of the award;

•	Expected volatility is measured using the weighted average of historical daily changes in the market price of our common stock over the expected term of the award and implied volatility calculated for our exchange traded options with an expiration date greater than one year;

•	Risk-free interest rate is equivalent to the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,

•	Forfeitures are based substantially on the history of cancellations of similar awards granted in prior years.
Refer to Note 12 for additional information on our stock-based compensation plans and related compensation expense.
     Prior to the adoption of SFAS No. 123R, we used the intrinsic value method prescribed in APB 25 and also followed the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, (“SFAS No. 148”); which required certain disclosures on a pro forma basis as if the fair value method had been followed for accounting for such compensation. The following table presents the pro forma effect on net income as if we had applied the fair value method to measure compensation cost prior to our adoption of SFAS No. 123R:

	Year Ended December 31,
(In millions, except per share amounts)	2005	2004
Income from Continuing Operations as reported	$124	$14
Add: Stock-based compensation expense included in net income (net of tax)	5	6
Deduct: Stock-based compensation expense calculated using the fair value method (net of tax)	(21)	(20)

Income from Continuing Operations as adjusted	108	—
Discontinued Operations	115	101
Cumulative Effect of Accounting Change	(11)	—

Net Income as adjusted	$212	$101

Income from Continuing Operations per share:

Basic — as reported	$0.70	$0.08
— as adjusted	0.61	—
Diluted — as reported	$0.66	$0.08
— as adjusted	0.59	—

Net income per share:
Basic — as reported	$1.30	$0.65
— as adjusted	1.20	0.58
Diluted — as reported	$1.16	$0.65
— as adjusted	1.09	0.58

Earnings Per Share of Common Stock
Basic earnings per share are computed based on the weighted average number of common shares outstanding. Diluted earnings per share primarily reflects the dilutive impact of outstanding stock options and contingently convertible debt, regardless of whether the provision of the contingent features had been met.
     All earnings per share amounts in these notes to the consolidated financial statements are diluted, unless otherwise noted. Refer to Note 4.
Asset Retirement Obligations
We adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) on December 31, 2005. FIN 47 requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred and the settlement date is estimable, and is capitalized as part of the carrying amount of the related tangible long-lived asset. The liability is recorded at fair value and the capitalized cost is depreciated over the remaining useful life of the related asset.
     Upon adoption of FIN 47, we recorded a liability of $16 million and recognized a non-cash cumulative effect charge of $11 million, net of taxes and minority interest of $3 million. The liability as of December 31, 2006 was $12 million.
     We are legally obligated by various country, state, or local regulations to incur costs to retire certain of our assets. A liability is recorded for these obligations in the period in which sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value. Our AROs are primarily associated with the cost of removal and disposal of asbestos. In addition, we have identified certain other AROs, such as asbestos remediation activities to be performed in the future, for which information regarding the timing and method of potential settlement is not available as of December 31, 2006 and 2005, and therefore, we are not able to reasonably estimate the fair value of these liabilities at this time.

     The following table sets forth information for the years ended December 31, 2005 and 2004 adjusted for the recognition of depreciation expense related to the cost of asset retirements and accretion expense had we accounted for AROs in accordance with FIN 47 in those periods:

(In millions, except per share amounts)	2005	2004
Asset retirement obligation – beginning of year	$15	$14
Asset retirement obligation – end of year	16	15

Reported net income	$228	$115
Cumulative effect of accounting change, net of taxes and minority interest	11	—
Depreciation expense, net of taxes and minority interest	(1)	(1)
Accretion expense, net of taxes and minority interest	(1)	(1)

Adjusted income before cumulative effect of accounting change	$237	$113

Income per share – Basic
As reported	$1.30	$0.65
Cumulative effect of accounting change, net of taxes and minority interest	0.06	—
Depreciation expense, net of taxes and minority interest	—	—
Accretion expense, net of taxes and minority interest	—	—

Income before cumulative effect of accounting change — Basic	$1.36	$0.65

Income per share – Diluted
As reported	$1.16	$0.65
Cumulative effect of accounting change, net of taxes and minority interest	0.05	—
Depreciation expense, net of taxes and minority interest	—	(0.01)
Accretion expense, net of taxes and minority interest	—	(0.01)

Income before cumulative effect of accounting change — Diluted	$1.21	$0.63

Revisions to Financial Statement Presentation
We revised the classification of a portion of our pension liability from long term compensation and benefits to current compensation and benefits in our Consolidated Balance Sheet at December 31, 2005. The revision reflects amounts that should have been classified as current due to expected pension funding requirements for the next 12 months from December 31, 2005. Current compensation and benefits and long term compensation and benefits at December 31, 2005 as reported in our 2005 Annual Report on Form 10-K, were $1,121 million and $4,480 million, respectively.
In addition, certain other items previously reported in specific financial statement captions have been reclassified to conform to the 2006 presentation.

Recently Issued Accounting Pronouncements
On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more defined benefit pension plans or other postretirement plans to 1) recognize the funded status of a plan, measured as the difference between plan assets at fair value and the benefit obligation, in the balance sheet; 2) recognize in shareholders’ equity as a component of accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not yet recognized as components of net periodic benefit cost; 3) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet; and 4) disclose in the notes to the financial statements additional information about the effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. We adopted SFAS No. 158 effective December 31, 2006. The adoption of SFAS No. 158 resulted in a decrease in total shareholders’ equity of $1,199 million as of December 31, 2006. For further information regarding the impact of the adoption of SFAS 158, refer to Note 13.
     The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”) in February 2006. SFAS No. 155 amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and addresses the application of SFAS No. 133 to beneficial interests in securitized financial assets. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. Additionally, SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. We are currently assessing the impact SFAS No. 155 will have on our consolidated financial statements but do not anticipate it will be material.
     The FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140” (“SFAS No. 156”) in March 2006. SFAS No. 156 requires a company to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. A company would recognize a servicing asset or servicing liability initially at fair value. A company will then be permitted to choose to subsequently recognize servicing assets and liabilities using the amortization method or fair value measurement method. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. We are currently assessing the impact SFAS No. 156 will have on our consolidated financial statements but do not anticipate it will be material.
     On July 13, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN No. 48 will require companies to include additional qualitative and quantitative disclosures within their financial statements. The disclosures will include potential tax benefits from positions taken for tax return purposes that have not been recognized for financial reporting purposes and a tabular presentation of significant changes during each period. The disclosures will also include a discussion of the nature of uncertainties, factors which could cause a change, and an estimated range of reasonably possible changes in tax uncertainties. FIN No. 48 will also require a company to recognize a financial statement benefit for a position taken for tax return purposes when it will be more-likely-than-not that the position will be sustained. FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. Tax positions taken in prior years are being evaluated under FIN No. 48 and we anticipate we will increase the opening balance of retained earnings as of January 1, 2007 by up to $30 million for tax benefits not previously recognized under historical practice.

     On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 will require the fair value of an asset or liability to be based on a market based measure which will reflect the credit risk of the company. SFAS No. 157 will also require expanded disclosure requirements which will include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. SFAS No. 157 will be applied prospectively and will be effective for fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. We are currently assessing the impact SFAS No. 157 will have on our consolidated financial statements.
     In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. We adopted the provisions of SAB 108 effective December 31, 2006. The adoption of SAB 108 did not have an impact on the consolidated financial statements.
Note 2. Costs Associated with Rationalization Programs
     To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess and high-cost manufacturing capacity and to reduce associate headcount. The net amounts of rationalization charges included in (Loss) Income from Continuing Operations were as follows:

(In millions)	2006	2005	2004
New charges	$322	$24	$60
Reversals	(11)	(17)	(27)

	$311	$7	$33

The following table presents the reconciliation of the liability balance between periods:

		Other Than
	Associate-	Associate-
(In millions)	related Costs	related Costs	Total
Accrual balance at December 31, 2003	$99	$33	$132
2004 charges	43	17	60
Incurred	(80)	(21)	(101)
FIN 46 adoption	—	2	2
Reversed to the statement of operations	(23)	(4)	(27)

Accrual balance at December 31, 2004	39	27	66
2005 charges	22	2	24
Incurred	(34)	(7)	(41)
Reversed to the statement of operations	(10)	(7)	(17)

Accrual balance at December 31, 2005	17	15	32
2006 charges	294	28	322
Incurred	(225)	(21)	(246)
Reversed to the statement of operations	(9)	(2)	(11)

Accrual balance at December 31, 2006	$77	$20	$97

Rationalization actions in 2006 consisted of plant closures in the European Union Tire Segment of a passenger tire manufacturing facility in Washington, United Kingdom, and Asia Pacific Tire’s Upper Hutt, New Zealand passenger tire manufacturing facility. Charges have also been incurred for a plan in North American Tire to close our Tyler, Texas tire manufacturing facility, which is expected to be closed in the first quarter of 2008, and a plan in Eastern Europe Tire to close our tire manufacturing business in Casablanca, Morocco, expected to be completed in the first quarter of 2007. Charges have also been recorded for a partial plant closure in the North American Tire Segment involving a plan to discontinue tire production at our Valleyfield, Quebec facility, which is expected to be completed by the second quarter of 2007. In conjunction with these charges we also recorded a $47 million tax valuation allowance. Other plans in 2006 included an action in Eastern Europe Tire Segment to exit the bicycle tire and tube production line in Debica, Poland, retail store closures in the European Union Tire and Eastern Europe Tire Segments as well as plans in most segments to reduce selling, administrative and general expense through headcount reductions.
     For 2006, $311 million ($328 million after-tax or $1.85 per share) of net charges were recorded. New charges of $322 million were recorded and are comprised of $315 million for plans initiated in 2006 and $7 million for plans initiated in 2005 for associate-related costs. The $315 million of new charges for 2006 plans consist of $286 million of associate-related costs and $29 million primarily for non-cancelable lease costs. The $286 million of associate related costs consist of approximately $159 million related primarily to associate related severance costs and approximately $127 million related to non-cash pension and postretirement benefit costs. The net charge in 2006 also includes reversals of $11 million of reserves for actions no longer needed for their originally intended purposes. Approximately 5,170 associates will be released under programs initiated in 2006, of which approximately 2,320 were released by December 31, 2006.
     In 2006, $98 million was incurred primarily for associate severance payments, $127 million for non-cash associate items primarily related to pension and postretirement termination benefit costs, and $21 million was incurred primarily for non-cancelable lease and other exit costs.
     The accrual balance of $97 million at December 31, 2006 includes approximately $14 million related to long term non-cancelable lease costs and approximately $83 million primarily related to severance costs that are expected to be substantially utilized within the next twelve months.
     In addition to the above charges, accelerated depreciation charges of $81 million and asset impairment charges of $2 million were recorded in Cost of goods sold related to fixed assets that will be taken out of service primarily in connection with the Washington, Casablanca, Upper Hutt, and Tyler plant closures. We also recorded charges of $2 million of accelerated depreciation and $3 million of asset impairment in Selling, administrative and general expense.
     The following table summarizes, by segment, the total charges expected to be recorded and the total charges recorded in 2006, related to the new plans initiated in 2006:

		Charges
	Expected Total	Recorded in
(In millions)	Charge	2006
North American Tire	$242	$188
European Union Tire	73	66
Eastern Europe, Middle East and Africa Tire	29	29
Latin America Tire	2	2
Asia Pacific Tire	34	30

	$380	$315

Additional rationalization charges of $64 million related to rationalization plans announced in 2006 have not yet been recorded and are expected to be incurred and recorded during the next twelve months.
     Rationalization charges in 2005 consisted of manufacturing associate reductions, retail store reductions, IT associate reductions, and a sales function reorganization in European Union Tire; manufacturing and administrative associate reductions in Eastern Europe, Middle East and Africa Tire; and manufacturing and corporate support group associate reductions in North American Tire.

     For 2005, $7 million ($2 million after-tax or $0.00 per share) of net charges were recorded, which included $24 million ($16 million after-tax or $0.07 per share) of new rationalization charges. The charges were partially offset by $17 million ($14 million after-tax or $0.07 per share) of reversals of rationalization charges no longer needed for their originally-intended purposes. The $17 million of reversals consisted of $10 million of associate-related costs for plans initiated in 2004 and 2003, and $7 million primarily for non-cancelable leases that were exited during the first quarter related to plans initiated in 2001 and earlier. The $24 million of charges primarily represented associate-related costs and consist of $22 million for plans initiated in 2005 and $2 million for plans initiated in 2004 and 2003. Approximately 740 associates will be released under the programs initiated in 2005, of which approximately 730 were released by December 31, 2006.
     In 2005, $33 million was incurred primarily for associate severance payments, $1 million for cash pension settlement benefit costs and $7 million primarily for non-cancelable lease costs.
     Accelerated depreciation charges totaling $4 million were recorded for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2005 and 2004 in the European Union Tire Segment. During 2005, $3 million was recorded as Cost of goods sold and $1 million was recorded as Selling, administrative and general expense.
     2004 rationalization activities consisted primarily of a farm tire manufacturing consolidation in European Union Tire, administrative associate reductions in North American Tire, European Union Tire and corporate functional groups, and manufacturing, sales and research and development associate reductions in North American Tire.
     In fiscal year 2004, net charges were recorded totaling $33 million ($27 million after-tax or $0.15 per share). The net charges included reversals of $27 million ($22 million after-tax or $0.13 per share) related to reserves from rationalization actions no longer needed for their originally-intended purpose, and new charges of $60 million ($49 million after-tax or $0.28 per share). Included in the $60 million of new charges was $43 million for plans initiated in 2004. Approximately 670 associates will be released under programs initiated in 2004, of which approximately 660 have been released to date (40 in 2006, 260 in 2005 and 360 in 2004). The costs of the 2004 actions consisted of $35 million related to future cash outflows, primarily for associate severance costs, $4 million in non-cash pension curtailments and postretirement benefit costs and $4 million for non-cancelable lease costs and other exit costs. Costs in 2004 also included $15 million related to plans initiated in 2003, consisting of $13 million of non-cancelable lease costs and other exit costs and $2 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $23 million and lower leasehold and other exit costs of $4 million.
     In 2004, $68 million was incurred primarily for associate severance payments, $12 million for non-cash pension curtailments and postretirement benefit costs, and $21 million was incurred for non-cancelable lease costs and other costs.
     Accelerated depreciation charges totaling $7 million were recorded in 2004 for fixed assets that were taken out of service in connection with certain rationalization plans initiated in 2003 and 2004 in European Union Tire and Latin American Tire. During 2004, $6 million was recorded as Cost of goods sold and $1 million was recorded as Selling, administrative and general expense.

Note 3. Other (Income) and Expense

(In millions)	2006	2005	2004
Interest income	$(86)	$(58)	$(33)
Net (gain) loss on asset sales	(40)	36	7
Financing fees	40	109	117
General and product liability — discontinued products	26	9	53
Foreign currency exchange	(2)	21	20
Net insurance settlement gains	(1)	(43)	(145)
Equity in (earnings) losses of affiliates	(10)	(11)	(8)
Royalty income	(8)	(6)	(4)
Miscellaneous	(6)	5	7

	$(87)	$62	$14

Interest income consisted primarily of amounts earned on cash deposits. The increase was due primarily to higher cash balances in the United States as a result of note offerings completed in the fourth quarter of 2006. At December 31, 2006, significant concentrations of cash, cash equivalents and restricted cash held by our international subsidiaries included the following amounts:
•	$852 million or 21% in Europe, primarily Western Europe, ($663 million or 28% at December 31, 2005),
•	$205 million or 5% in Asia, primarily Australia, ($211 million or 9% at December 31, 2005), and
•	$141 million or 3% in Latin America, primarily Venezuela, ($191 million or 8% at December 31, 2005).
     Net gains on asset sales in 2006 included a gain of $21 million ($16 million after-tax or $0.09 per share) on the sale of a capital lease in European Union Tire, a gain of $9 million ($8 million after-tax or $0.04 per share) on the sale of the Fabric business, and net gains of $10 million ($7 million after-tax or $0.04 per share) on the sales of other assets primarily in European Union Tire.
     Net loss on asset sales in 2005 included a loss of $73 million ($73 million after-tax or $0.35 per share) on the sale of the Farm Tire business in North American Tire, a gain of $24 million ($24 million after-tax or $0.12 per share) on the sale of the Wingtack adhesive resins business in North American Tire and net gains of $13 million ($12 million after-tax or $0.06 per share) on the sales of other assets primarily in North American Tire.
     Net losses on asset sales in 2004 were $7 million ($10 million after-tax or $0.05 per share) on the sale of assets in North American Tire and European Union Tire. The net loss includes $15 million on the write-down of assets of our natural rubber plantation in Indonesia.
     Financing fees in 2005 included $47 million of debt issuance costs written-off in connection with our 2005 refinancing activities, which includes approximately $30 million of previously unamortized fees related to replaced facilities and $17 million of costs related to the new facilities. Also in 2005 there were higher amortization of debt fees of $15 million. In 2004, $21 million of deferred costs were written-off in connection with our refinancing activities.
     General and product liability-discontinued products includes charges for claims against us related to asbestos personal injury claims, and for liabilities related to Entran II claims, net of probable insurance recoveries. During 2006, $9 million of expenses related to Entran II claims and $17 million of net expenses related to asbestos claims ($39 million of expense and $22 million of probable insurance recoveries). During 2005, we recorded gains of $32 million from settlements with certain insurance companies related to asbestos coverage. A portion of the costs incurred by us related to these claims had been recorded in prior years. During 2004, $42 million of net expenses related to Entran II claims ($142 million of expense and $100 million of insurance recoveries) and $11 million of net expenses related to asbestos claims ($13 million of expense and $2 million of probable insurance recoveries).
     Foreign currency exchange was favorably impacted by approximately $23 million as a result of the strengthening Chilean Peso, Euro, and Mexican Peso versus the U.S. dollar.
     Net insurance settlement gains in 2005 and 2004 of $43 million and $145 million, respectively, primarily represent settlements with certain insurance companies related to environmental coverage and property loss.

     Royalty income consisted of revenues from a trademark licensing agreement.
     Included in 2006 miscellaneous income is a $13 million gain in Latin American Tire resulting from the favorable resolution of a legal matter.
Note 4. Per Share of Common Stock
Basic earnings per share have been computed based on the weighted average number of common shares outstanding.
     There are contingent conversion features included in the indenture governing our $350 million 4% Convertible Senior Notes due 2034 (“the Notes”), issued on July 2, 2004. The Notes became convertible on January 17, 2006 and remained convertible through March 31, 2006. No Notes were surrendered for conversion during this period. The Notes were not convertible during the second, third and fourth quarters of 2006 as the applicable stock price condition was not met. The Notes became convertible on January 18, 2007 and will remain convertible through March 31, 2007. The Notes may be convertible after March 31, 2007 if the stock price condition is met in any future fiscal quarter or if any other conditions to conversion set forth in the indenture governing the Notes are met. If all of the Notes outstanding are surrendered for conversion, the aggregate number of shares of common stock issued would be approximately 29 million.
     The following table presents the number of incremental weighted average shares outstanding used in computing diluted per share amounts:

	2006	2005	2004
Weighted average shares outstanding — basic	177,253,463	176,107,411	175,377,316
4% Convertible Senior Notes due 2034	—	29,069,767	—
Stock options and other dilutive securities	—	3,553,194	2,346,070

Weighted average shares outstanding — diluted	177,253,463	208,730,372	177,723,386

Weighted average shares outstanding – diluted for 2006 exclude the effects of approximately 29 million contingently issuable shares and approximately 7 million equivalent shares related to options with exercise prices less than the average market price of our common shares (i.e. “in-the-money” options), as their inclusion would have been anti-dilutive due to the Net loss in 2006. Weighted average shares outstanding – diluted for 2004 exclude the effects of approximately 15 million contingently issuable shares, as their inclusion would have been anti-dilutive in 2004.
     Additionally, weighted average shares outstanding – diluted exclude approximately 17 million, 23 million and 23 million equivalent shares related to options with exercise prices greater than the average market price of our common shares (i.e. “underwater” options), for 2006, 2005 and 2004, respectively.
     The following table presents the computation of Adjusted (loss) income from continuing operations and Adjusted net (loss) income used in computing per share amounts. The computation assumes that after-tax interest costs incurred on the Notes would have been avoided had the Notes been converted as of January 1, 2005 and July 2, 2004 for 2005 and 2004, respectively. Amounts for 2006 and 2004 do not include the after-tax interest cost as the Notes were anti-dilutive for the year.

(In millions)	2006	2005	2004
(Loss) Income from Continuing Operations	$(373)	$124	$14
After-tax impact of 4% Convertible Senior Notes due 2034	—	14	—

Adjusted (Loss) Income from Continuing Operations	(373)	138	14
Discontinued Operations	43	115	101
Cumulative Effect of Accounting Change	—	(11)	—

Adjusted Net (Loss) Income	$(330)	$242	$115

Note 5. Accounts and Notes Receivable

(In millions)	2006	2005
Accounts and notes receivable	$2,898	$3,100
Allowance for doubtful accounts	(98)	(124)

	$2,800	$2,976

Accounts and Notes Receivable included non-trade receivables totaling $294 million and $305 million at December 31, 2006 and 2005, respectively. These amounts primarily related to value-added taxes and tax receivables.
     During 2004, one of our international subsidiaries had established an accounts receivable continuous sales program whereunder this subsidiary may receive proceeds from the sale of certain of its receivables to a SPE affiliate of a certain bank. This subsidiary retained servicing responsibilities. This program was terminated during 2004.
     The following table presents certain cash flows related to this program:

(In millions)	2004
Proceeds from collections reinvested in previous securitizations	$633
Reimbursement for rebates and discounts issued	60
Cash used for termination of program	76
Note 6. Inventories

(In millions)	2006	2005
Raw materials	$663	$544
Work in process	135	119
Finished products	1,803	1,980

	$2,601	$2,643

Note 7. Goodwill and Other Intangible Assets
     The net carrying amount of goodwill allocated by reporting unit, and changes during 2006, follows:

	Balance at			Translation &	Balance at
	December 31,	Purchase Price		Other	December 31,
(In millions)	2005	Allocation	Divestitures	Adjustments	2006
North American Tire	$98	$—	$(3)	$—	$95
European Union Tire	343	—	(4)	42	381
Eastern Europe, Middle East and Africa Tire	111	1	—	7	119
Latin American Tire	—	—	—	—	—
Asia Pacific Tire	64	2	—	1	67

	$616	$3	$(7)	$50	$662

We recorded new goodwill totaling $12 million during 2006 as a result of acquisitions, primarily SPT. Refer to Note 8. We also reduced the carrying amount of goodwill by $10 million during 2006 to record the release of tax valuation allowance recorded in purchase price allocation in prior years.

The net carrying amount of goodwill allocated by reporting unit, and changes during 2005, follows:

	Balance at			Translation &	Balance at
	December 31,	Purchase Price		Other	December 31,
(In millions)	2004	Allocation	Divestitures	Adjustments	2005
North American Tire	$102	$—	$(8)	$4	$98
European Union Tire	403	—	—	(60)	343
Eastern Europe, Middle East and Africa Tire	124	—	—	(13)	111
Latin American Tire	1	—	—	(1)	—
Asia Pacific Tire	67	—	—	(3)	64

	$697	$—	$(8)	$(73)	$616

The following table presents information about other intangible assets:

	2006			2005
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(In millions)	Amount(1)	Amortization(1)	Amount	Amount(1)	Amortization(1)	Amount
Intangible assets with indefinite lives	$130	$(9)	$121	$119	$(9)	$110
Trademarks and Patents	45	(21)	24	48	(20)	28
Other intangible assets	29	(8)	21	28	(7)	21

Total Other intangible assets	$204	$(38)	$166	$195	$(36)	$159

(1)	Includes impact of foreign currency translation.
Intangible assets are primarily comprised of the right to use certain brand names and trademarks on a non-competitive basis related to our global alliance with Sumitomo Rubber Industries, Ltd.
     Amortization expense for intangible assets totaled $4 million, $4 million and $4 million in 2006, 2005 and 2004, respectively. We estimate that annual amortization expense related to intangible assets will be approximately $3 million during each of the next five years and the weighted average remaining amortization period is approximately 20 years.
Note 8. Investments
Consolidation of Variable Interest Entities
We applied the provisions of FIN 46 for entities that are not SPEs effective January 1, 2004 and consolidated two previously unconsolidated investments, SPT, a tire manufacturer, marketer and exporter of tires in Australia and New Zealand, and T&WA, a wheel mounting operation in the United States which sells to OE manufacturers. This consolidation was treated as a non-cash transaction on the Consolidated Statements of Cash Flows with the exception of approximately $24 million of cash and cash equivalents from SPT and T&WA, which was included in Other assets and liabilities in the Operating activities section of the statement. In connection with the consolidation of SPT and T&WA, we recorded approximately $5 million of goodwill. Effective January 2006, we purchased the remaining 50% interest in SPT and no longer consolidate SPT under FIN 46.
Investments and Acquisitions
We have funded approximately 37% of the obligations under our Supplemental Pension Plan as of December 31, 2006 (approximately 40% at December 31, 2005) using a Trust. The Trust invests in debt and equity securities and funds current benefit payments under the Supplemental Pension Plan. No contributions were made to the Trust in 2006 or 2005. The debt securities have maturities ranging from March 15, 2007 through September 1, 2036. The fair value of the Trust assets was $25 million and $26 million at December 31, 2006 and 2005, respectively, and was included in Other Assets on the Consolidated Balance Sheets. We have classified the Trust assets as available-for-sale, as provided in Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Accordingly, gains and losses resulting from changes in the fair value of the Trust assets are deferred and reported in AOCL on the Consolidated Balance Sheets. At December 31, 2006 and 2005, AOCL

included a gross unrealized holding gain on the Trust assets of $5 million ($2 million after-tax) and $4 million ($1 million after-tax), respectively.
     We owned 3,421,305 shares of Sumitomo Rubber Industries, Ltd. (“SRI”) at December 31, 2006 and 2005 (the “Sumitomo Investment”). The fair value of the Sumitomo Investment was $44 million and $49 million at December 31, 2006 and 2005, respectively, and was included in Other Assets and Deferred Pension Costs on the Consolidated Balance Sheets. We have classified the Sumitomo Investment as available-for-sale, as provided in SFAS 115. At December 31, 2006, AOCL included gross unrealized holding gains on the Sumitomo Investment of $28 million ($29 million after-tax), compared to $32 million ($34 million after-tax) at December 31, 2005.
     In January 2006, we acquired the remaining 50% ownership interest in our SPT joint venture from Ansell Limited. SPT is the largest tire manufacturer in Australia and New Zealand. In connection with the acquisition we paid Ansell approximately $40 million and repaid approximately $50 million of outstanding loans from Ansell to SPT. As a result of the acquisition, we recorded goodwill of approximately $12 million and indefinite lived intangible assets of $10 million. The purchase price has been allocated based on 50% of the assets acquired and liabilities assumed. This process was completed in the third quarter of 2006. SPT’s results have been consolidated in our financial statements since January 1, 2004. Assuming that the acquisition of the remaining 50% interest had occurred on January 1, 2004, the proforma impact to the Statement of Operations was insignificant.
     Dividends received from our consolidated subsidiaries were $247 million, $290 million and $155 million in 2006, 2005 and 2004, respectively, which included stock dividends of $16 million and $15 million in 2005 and 2004, respectively. Dividends received from our affiliates accounted for using the equity method were $5 million, $7 million and $3 million in 2006, 2005 and 2004, respectively.
Note 9. Properties and Plants

	2006			2005
(In millions)	Owned	Capital Leases	Total	Owned	Capital Leases	Total
Properties and plants, at cost:
Land and improvements	$426	$5	$431	$399	$9	$408
Buildings and improvements	1,786	84	1,870	1,743	91	1,834
Machinery and equipment	9,762	108	9,870	9,261	109	9,370
Construction in progress	420	—	420	424	—	424

	12,394	197	12,591	11,827	209	12,036
Accumulated depreciation	(7,574)	(99)	(7,673)	(7,169)	(94)	(7,263)

	4,820	98	4,918	4,658	115	4,773
Spare parts	149	—	149	148	—	148

	$4,969	$98	$5,067	$4,806	$115	$4,921

The range of useful lives of property used in arriving at the annual amount of depreciation provided are as follows: buildings and improvements, 8 to 45 years; machinery and equipment, 3 to 30 years.

Note 10. Leased Assets
Net rental expense comprised the following:

(In millions)	2006	2005	2004
Gross rental expense	$361	$351	$345
Sublease rental income	(75)	(76)	(74)

	$286	$275	$271

     We enter into leases primarily for our wholesale and retail distribution facilities, vehicles, and data processing equipment under varying terms and conditions. Many of the leases require us to pay taxes assessed against leased property and the cost of insurance and maintenance. A portion of our domestic retail distribution network is sublet to independent dealers.
     While substantially all subleases and some operating leases are cancelable for periods beyond 2007, management expects that in the normal course of its business nearly all of its independent dealer distribution network will be actively operated. As leases and subleases for existing locations expire, we would normally expect to evaluate such leases and either renew the leases or substitute another more favorable retail location.
     The following table presents minimum future lease payments:

						2012 and
(In millions)	2007	2008	2009	2010	2011	Beyond	Total
Capital Leases
Minimum lease payments	$11	$11	$11	$10	$9	$29	$81
Imputed interest							(23)
Executory costs							—

Present value							$58

Operating Leases
Minimum lease payments	$315	$247	$187	$145	$110	$451	$1,455
Minimum sublease rentals	(47)	(37)	(28)	(19)	(9)	(14)	(154)

	$268	$210	$159	$126	$101	$437	1,301

Imputed interest							(381)

Present value							$920

Note 11. Financing Arrangements and Derivative Financial Instruments
At December 31, 2006, we had total credit arrangements totaling $8,196 million, of which $533 million were unused.
Notes Payable and Overdrafts, Long Term Debt and Capital Leases due Within One Year and Short Term Financing Arrangements
At December 31, 2006, we had short term committed and uncommitted credit arrangements totaling $479 million, of which $6 million related to consolidated VIEs. Of these amounts, $236 million and $6 million, respectively, were unused. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates. There are no commitment fees associated with these arrangements.
     The following table presents amounts due within one year at December 31:

(In millions)	2006	2005
Notes payable and overdrafts:
Amounts related to VIEs	$—	$74
Other international subsidiaries	243	133

	$243	$207

Weighted average interest rate	5.60%	5.23%

Long term debt and capital leases due within one year:
Amounts related to VIEs	$1	$54
5 3/8% Swiss Franc Bond due 2006	—	120
6 5/8% Notes due 2006	—	216
8 1/2% Notes due 2007	300	—
U.S. Revolving credit facility	37	—
Other (including capital leases)	67	58

	$405	$448

Weighted average interest rate	8.34%	6.13%

Total obligations due within one year	$648	$655

Amounts related to VIEs in Notes payable and overdrafts, and Long term debt and capital leases due within one year represented amounts owed by T&WA in 2006 and T&WA and SPT in 2005.

Long Term Debt and Capital Leases and Financing Arrangements
At December 31, 2006, we had long term credit arrangements totaling $7,717 million, of which $297 million were unused.
     The following table presents long term debt and capital leases, net of unamortized discounts, and interest rates at December 31:

		Interest		Interest
(In millions)	2006	Rate	2005	Rate
Notes:
5 3/8% Swiss franc bonds due 2006	$—	—	$120	5 3/8%
6 5/8% due 2006	—	—	216	6 5/8%
8 1/2% due 2007	300	8 1/2%	300	8 1/2%
6 3/8% due 2008	100	6 3/8%	100	6 3/8%
Floating rate notes due 2009	495	9.14%	—	—
7 6/7% due 2011	650	7 6/7%	650	7 6/7%
8.625% due 2011	500	8.625%	—	—
Floating rate notes due 2011	200	13.70%	200	12.31%
11% due 2011	448	11%	448	11%
9% due 2015	400	9%	400	9%
7% due 2028	149	7%	149	7%
4% Convertible Senior Notes due 2034	350	4%	350	4%

Bank term loans:
$1.2 billion second lien term loan facility due 2010	1,200	8.14%	1,200	7.06%
€155 million senior secured European term loan due 2010	202	5.91%	183	4.85%
$300 million third lien secured term loan due 2011	300	8.89%	300	7.81%

Pan-European accounts receivable facility due 2009	362	5.05%	324	3.91%
German revolving credit facility due 2010	204	6.42%	—	—
U.S. Revolving credit facility	873	7.60%	—	—
Other domestic and international debt	169	7.48%	85	6.20%
Amounts related to VIEs	8	7.51%	89	6.45%

	6,910		5,114
Capital lease obligations	57		75

	6,967		5,189
Less portion due within one year	(405)		(448)

	$6,562		$4,741

The following table presents information about long term fixed rate debt, including capital leases, at December 31:

(In millions)	2006	2005
Carrying amount – liability	$2,998	$2,846
Fair value – liability	3,353	3,045
The fair value was estimated using quoted market prices or discounted future cash flows. The fair value exceeded the carrying amount at December 31, 2006 and 2005 due primarily to lower market interest rates. The fair value of the 6 5/8% Notes due 2006 was partially hedged by floating rate swap contracts with notional principal amounts totaling $200 million at December 31, 2005. The fair value of our variable rate debt approximated its carrying amount at December 31, 2006 and 2005.

NOTE OFFERINGS
$1.0 Billion Senior Notes Offering
On November 21, 2006, we completed an offering of (i) $500 million aggregate principal amount of 8.625% Senior Notes due 2011 (the “Fixed Rate Notes”), and (ii) $500 million aggregate principal amount of Senior Floating Rate Notes due 2009. The Fixed Rate Notes were sold at par and bear interest at a fixed rate of 8.625% per annum. The Floating Rate Notes were sold at 99% of the principal amount and bear interest at a rate per annum equal to the six-month London Interbank Offered Rate, or LIBOR, plus 375 basis points. The Notes are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our senior secured credit facilities. The guarantee is unsecured. A portion of the proceeds were used to repay at maturity $216 million principal amount of 6 5/8% Notes due December 1, 2006, and we also plan to use the proceeds to repay $300 million principal amount of 8 1/2% Notes maturing March 15, 2007. The remaining proceeds are to be used for other general corporate purposes.
     We may redeem some or all of the Floating Rate Notes at any time prior to maturity at a redemption price equal to the principal amount of the Floating Rate Notes plus accrued and unpaid interest. After December 1, 2009, we may redeem for cash all or a portion of the Fixed Rated Notes at the redemption prices set forth in the Indenture. Prior to December 1, 2009, we may redeem for cash some or all of the Fixed Rate Notes at a redemption price equal to the principal amount of the Fixed Rate Notes plus the make-whole premium set forth in the Indenture. In addition, at any time prior to December 1, 2009, we may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes with the net cash proceeds of certain equity offerings at the redemption price set forth in the Indenture.
     The terms of the Indenture, among other things, limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if the Notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended.
$650 Million Senior Secured Notes
Our $650 million of senior secured notes, consist of $450 million of 11% senior secured notes due 2011 and $200 million of floating rate notes due 2011, which accrue interest at LIBOR plus 8%. The notes are guaranteed by the same subsidiaries that guarantee our $1.5 billion first lien credit facility and the notes are secured by perfected third-priority liens on the same collateral securing that facility (however, the facility is not secured by any of the manufacturing facilities that secure the first and second lien facilities).
     We have the right to redeem the fixed rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 105.5%, 102.75%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. We may also redeem the fixed rate notes prior to March 1, 2008 at a redemption price equal to 100% of the principal amount plus a make-whole premium. We have the right to redeem the floating rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 104.0%, 102.0%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. In addition, prior to March 1, 2007, we have the right to redeem up to 35% of the fixed and floating rate notes with net cash proceeds from one or more public equity offerings. The redemption price would be 111% for the fixed rate notes and 100% plus the then-applicable floating rate for the floating rate notes, plus accrued and unpaid interest to the redemption date.
     The Indenture governing the senior secured notes limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, in the event that the senior secured notes have a rating equal to or greater than Baa3 from Moody’s and BBB- from Standard and Poor’s, a number of those restrictions will not apply, for so long as those credit ratings are maintained.

$400 Million Senior Notes Offering
Our $400 million aggregate principal amount of 9% Senior Notes due 2015 are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our senior secured credit facilities. The guarantees are unsecured.
     The Indenture governing the senior notes limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if the Notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing certain covenants will be suspended.
$350 Million Convertible Senior Note Offering
Our $350 million aggregate principal amount of 4% Convertible Senior Notes are due June 15, 2034. The notes are convertible into shares of our common stock initially at a conversion rate of 83.07 shares of common stock per $1,000 principal amounts of notes, which is equal to an initial conversion price of $12.04 per share.
CREDIT FACILITIES
$1.5 Billion First Lien Credit Facility
Our $1.5 billion first lien credit facility consists of a $1.0 billion revolving facility and a $500 million deposit-funded facility. Our obligations under these facilities are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by collateral that includes, subject to certain exceptions:
•	first-priority security interests in certain U.S. and Canadian accounts receivable and inventory;

•	first-priority security interests in and mortgages on our U.S. corporate headquarters and certain of our U.S. manufacturing facilities;

•	first-priority security interests in the equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our foreign subsidiaries, excluding GDTE and its subsidiaries and certain other subsidiaries; and

•	first-priority security interests in substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.
The facility, which matures on April 30, 2010, contains certain covenants that, among other things, limit our ability to incur additional unsecured and secured indebtedness (including a limit on accounts receivable transactions), make investments and sell assets beyond specified limits. Under certain circumstances, borrowings under the facility are required to be prepaid with proceeds of asset sales greater than $15 million. The facility limits the amount of dividends we may pay on our common stock in any fiscal year to $10 million. This limit increases to $50 million in any fiscal year if Moody’s public senior implied rating and Standard & Poor’s (“S&P”) corporate credit rating improve to Ba2 or better and BB or better, respectively. The facility also limits the amount of capital expenditures we may make to $700 million in each year through 2010 (with increases for the proceeds of equity issuances). Any unused capital expenditures for a year may be carried over into succeeding years. The capital expenditures allowed under our covenants in 2007 is $855 million, which includes carryover from 2006 and 2005.
     We are not permitted to allow the ratio of Consolidated EBITDA to Consolidated Interest Expense to fall below a ratio of 2.00 to 1.00 for any period of four consecutive fiscal quarters. In addition, our ratio of Consolidated Secured Indebtedness (net of cash in excess of $400 million) to Consolidated EBITDA is not permitted to be greater than 3.50 to 1.00 at the end of any fiscal quarter.
     Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory, with reserves which are subject to adjustment from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Adjustments are based on the results of periodic collateral and borrowing base evaluations and appraisals. If at any time the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.

     Interest rates on the facility are dependent on the amount of the facility that is available and unused.
•	If the availability under the facility is greater than or equal to $400 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 175 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 50 basis points;

•	If the availability under the facility is less than $400 million and greater than or equal to $250 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 200 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 40 basis points; and

•	If the availability under the facility is less than $250 million, then drawn amounts (including amounts outstanding under the deposit-funded facility) will bear interest at a rate of 225 basis points over LIBOR, and undrawn amounts under the facilities will be subject to an annual commitment fee of 37.5 basis points.
At December 31, 2006, we had outstanding $873 million under the credit facility, all of which was repaid in January 2007. As of December 31, 2006, we also had $6 million of letters of credit issued under the revolving credit facility.
     With respect to the deposit-funded facility, the lenders deposited the entire $500 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The full amount of the deposit-funded facility is available for the issuance of letters of credit or for revolving loans. As of December 31, 2006, there were $500 million of letters of credit issued under the deposit-funded facility.
$1.2 Billion Second Lien Term Loan Facility
Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $1.5 billion first lien credit facility. The facility contains covenants similar to those in the $1.5 billion first lien credit facility. However, the facility contains additional flexibility for the incurrence of indebtedness, making of investments and asset dispositions, the payment of dividends and the making of capital expenditures and does not contain the two financial covenants that are in the first lien credit facility. Under certain circumstances, borrowings under the facility are required to be prepaid with proceeds of asset sales greater than $15 million. Loans under this facility bear interest at LIBOR plus 275 basis points. As of December 31, 2006, this facility was fully drawn.
$300 Million Third Lien Secured Term Loan Facility
Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by third priority security interests in the same collateral securing the $1.5 billion first lien credit facility. The liens are pari-passu with the liens securing our $650 million secured notes due 2011. The facility contains covenants substantially identical to those contained in the $650 million secured notes due 2011, which limit our ability to incur additional indebtedness or liens, pay dividends, make distributions and stock repurchases, make investments and sell assets, among other limitations. Loans under this facility bear interest at LIBOR plus 350 basis points. As of December 31, 2006, this facility was fully drawn.

Euro Equivalent of $650 Million (€505 Million) Senior Secured European Credit Facilities
These facilities consist of (i) a €195 million European revolving credit facility, (ii) an additional €155 million German revolving credit facility, and (iii) €155 million of German term loan facilities. The guarantors of the U.S. facilities described above provide unsecured guarantees to support these facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of subsidiary guarantors under the related guarantees are secured by collateral that includes, subject to certain exceptions:
•	first-priority security interests in the capital stock of the principal subsidiaries of GDTE; and

•	first-priority security interests in and mortgages on substantially all the tangible and intangible assets of GDTE and GDTE’s subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.
The facilities contain covenants similar to those in the $1.5 billion first lien credit facility, with special limits on the ability of GDTE and its subsidiaries to incur additional unsecured and secured indebtedness, make investments and sell assets beyond specified limits. The facilities also limit the amount of capital expenditures that GDTE may make to $200 million in 2005, $250 million in 2006 and $300 million per year thereafter, with the unused amount in any year carried forward to the succeeding years. In addition, under the facilities we are not permitted to allow the ratio of Consolidated Indebtedness (net of cash in excess of $100 million) to Consolidated EBITDA of GDTE to be greater than 2.75 to 1.00 at the end of any fiscal quarter. Under certain circumstances, borrowings under the term loan facility are required to be prepaid with proceeds of asset sales by GDTE and its subsidiaries greater than $15 million. Loans under the term loan facility bear interest at LIBOR plus 237.5 basis points. With respect to the revolving credit facilities, we pay an annual commitment fee of 75 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 275 basis points. As of December 31, 2006, there were $4 million of letters of credit issued under the European revolving credit facility, $202 million was drawn under the German term loan facilities and $204 million was drawn under the German revolving credit facility. The $204 million drawn under the German revolving credit facility was repaid in January 2007.
     The above facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2004.
International Accounts Receivable Securitization Facilities (On-Balance-Sheet)
GDTE and certain of its subsidiaries are party to a five-year pan-European accounts receivable securitization facility. The facility provides €275 million of funding and is subject to customary annual renewal of back-up liquidity lines.
     The facility involves the twice-monthly sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retained servicing responsibilities. It is an event of default under the facility if:
•	the ratio of our Consolidated EBITDA to our Consolidated Interest Expense falls below 2.00 to 1.00;

•	the ratio of our Consolidated Secured Indebtedness (net of cash in excess of $400 million) to our Consolidated EBITDA is greater than 3.50 to 1.00; or

•	the ratio of GDTE’s third party indebtedness (net of cash held by GDTE and its Consolidated subsidiaries in excess of $100 million) to its Consolidated EBITDA is greater than 2.75 to 1.00.
     The defined terms used in the events of default tests are similar to those in the European Credit Facilities. As of December 31, 2006 and 2005, the amount available and fully utilized under this program totaled $362 million and $324 million, respectively. The program did not qualify for sale accounting pursuant to the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and accordingly, this amount is included in Long term debt and capital leases.
     In addition to the pan-European accounts receivable securitization facility discussed above, subsidiaries in Australia have accounts receivable programs totaling $81 million and $67 million at December 31, 2006 and 2005, respectively. These amounts are included in Notes payable and overdrafts.

Debt Maturities
The annual aggregate maturities of long term debt and capital leases for the five years subsequent to December 31, 2006 are presented below. Maturities of debt credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

(In millions)	2007	2008	2009	2010	2011
Domestic	$349	$106	$501	$2,042	$2,105
International	56	27	415	411	2

	$405	$133	$916	$2,453	$2,107

Our U.S. and German revolving credit facilities are due 2010, and, as such, substantially all the borrowings outstanding under these facilities at December 31, 2006 are included in the table as maturing in 2010. However, in January 2007, we repaid all outstanding amounts under these facilities.

Derivative Financial Instruments
We utilize derivative financial instrument contracts and nonderivative instruments to manage interest rate, foreign exchange and commodity price risks. We have established a control environment that includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. Company policy prohibits holding or issuing derivative financial instruments for trading purposes.
Interest Rate Exchange Contracts
We manage our fixed and floating rate debt mix, within defined limitations, using refinancings and unleveraged interest rate swaps. We will enter into fixed and floating interest rate swaps to hedge against the effects of adverse changes in interest rates on consolidated results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce our risk of increased interest costs during periods of rising interest rates, and are normally designated as cash flow hedges. Floating rate swaps are used to convert the fixed rates of long term borrowings into short term variable rates, and are normally designated as fair value hedges. We use interest rate swap contracts to separate interest rate risk management from the debt funding decision. At December 31, 2006, 58% of our debt was at variable interest rates averaging 7.85% compared to 51% at an average rate of 6.80% at December 31, 2005. The increase in the average variable interest rate was driven by increases in the index rates associated with our variable rate debt.
     The following tables present contract information and weighted average interest rates. Current market pricing models were used to estimate the fair values of interest rate exchange contracts.

(Dollars in millions)	December 31, 2005	Settled	December 31, 2006
Floating rate contracts:
Notional principal amount	$200	$200	$—
Pay variable LIBOR	6.27%	6.67%	—
Receive fixed rate	6.63%	6.63%	—

Average years to maturity	0.92	—	—

Fair value: asset (liability)	$—	$—	$—
Carrying amount:
Current asset	—	—	—
Long term asset	—	—	—
Weighted average interest rate swap contract information follows:

	Twelve Months Ended December 31,
(Dollars in millions)	2006	2005	2004
Fixed rate contracts:
Notional principal amount	$—	$7	$96
Pay fixed rate	—	5.94%	5.14%
Receive variable LIBOR	—	5.66%	1.86%

Floating rate contracts:
Notional principal amount	$183	$200	$200
Pay variable LIBOR	6.67%	4.92%	3.27%
Receive fixed rate	6.63%	6.63%	6.63%
Interest Rate Lock Contracts
We will use, when appropriate, interest rate lock contracts to hedge the risk-free rate component of anticipated long term debt issuances. These contracts are designated as cash flow hedges of forecasted transactions. Gains and losses on these contracts are amortized to income over the life of the debt. No contracts were outstanding at December 31, 2006 or 2005.

Foreign Currency Contracts
We will enter into foreign currency contracts in order to reduce the impact of changes in foreign exchange rates on consolidated results of operations and future foreign currency-denominated cash flows. These contracts reduce exposure to currency movements affecting existing foreign currency-denominated assets, liabilities, firm commitments and forecasted transactions resulting primarily from trade receivables and payables, equipment acquisitions, intercompany loans, royalty agreements and forecasted purchases and sales.
     Contracts hedging the Swiss franc bonds were designated as cash flow hedges until they matured in March 2006, as were contracts hedging €100 million of the 6 3/8% Euro Notes until they matured in June 2005. Contracts hedging short term trade receivables and payables normally have no hedging designation.
     Amounts were reclassified from AOCL into earnings each period to offset the effects of exchange rate movements on the hedged amounts of principal and interest of the Swiss franc bonds through March 2006 and the Euro Notes through June 2005.
     The following table presents foreign currency contract information at December 31:

	2006		2005
	Fair	Contract	Fair	Contract
(In millions)	Value	Amount	Value	Amount
Buy currency:
Euro	$36	$34	$34	$34
Swiss franc	8	8	124	86
Japanese yen	35	37	30	31
U.S. dollar	161	161	127	126
All other	67	65	3	2

	$307	$305	$318	$279

Contract maturity:
Swiss franc swap	—		3/06
All other	1/07 – 10/19		1/06 – 10/19

	2006		2005
	Fair	Contract	Fair	Contract
(In millions)	Value	Amount	Value	Amount
Sell currency:
British pound	$146	$145	$41	$41
Swedish krona	13	13	13	13
Canadian dollar	5	5	64	65
Euro	13	13	120	120
All other	35	34	11	11

	$212	$210	$249	$250

Contract maturity	1/07 – 9/07		1/06 – 12/06
The following table presents foreign currency contract carrying amounts at December 31:

Carrying amount – asset (liability):	2006	2005
Swiss franc swap – current asset.	$—	$38
Current asset	3	3
Long term asset	4	2
Current liability	(7)	(1)
Long term liability	—	(2)
We were not a party to any foreign currency option contracts at December 31, 2006 or 2005.

     The counterparties to our interest rate and foreign exchange contracts were substantial and creditworthy multinational commercial banks or other financial institutions that are recognized market makers. Due to the creditworthiness of the counterparties, we consider the risk of counterparty nonperformance associated with these contracts to be remote. However, the inability of a counterparty to fulfill its obligations when due could have a material effect on our consolidated financial position, results of operations or liquidity in the period in which it occurs.
Note 12. Stock Compensation Plans
Our 1989 Performance and Equity Incentive Plan, 1997 Performance Incentive Plan and 2002 Performance Plan (collectively “the Plans”) permitted grants of performance equity units, stock options, stock options in tandem with stock appreciation rights (“SARs”), and restricted stock units to employees. The Plans expired on April 14, 1997, December 31, 2001 and April 15, 2005, respectively, except for grants then outstanding. Our 2005 Performance Plan, due to expire on April 26, 2008, also permits the grant of stock options, SARs, performance share units and restricted stock units. A maximum of 12,000,000 shares of our common stock may be issued for grants made under the 2005 Performance Plan.
     On December 4, 2000, we adopted The Goodyear Tire & Rubber Company Stock Option Plan for Hourly Bargaining Unit Employees and the Hourly and Salaried Employee Stock Option Plan, which permitted the grant of options up to a maximum of 3,500,000 and 600,000 shares of our common stock, respectively. These plans expired on December 31, 2001 and December 31, 2002, respectively, except for options then outstanding. The options granted under these plans were fully vested prior to January 1, 2006.
     Shares issued under our stock-based compensation plans are usually issued from shares of our common stock held in treasury.
Stock Options
Grants of stock options and SARs (collectively referred to as “options”) under the Plans generally have a graded vesting period of four years whereby one-fourth of the awards vest on each of the first four anniversaries of the grant date, an exercise price equal to the fair market value of one share of our common stock on the date of grant (average of high and low price) and a contractual term of ten years. The exercise of SARs cancels an equivalent number of stock options and conversely, the exercise of stock options cancels an equivalent number of SARs. Option grants are cancelled on termination of employment unless termination is due to retirement under certain circumstances, in which case, all outstanding options vest fully on retirement and remain outstanding until the end of their contractual term.
     The exercise of certain stock options through a share swap, whereby the employee exercising the stock options tenders shares of our common stock then owned by such employee towards the exercise price plus taxes, if any, due from such employee, results in an immediate grant of new options (hereinafter referred to as “reload” options) equal to the number of shares so tendered, plus any shares tendered to satisfy the employee’s income tax obligations on the transaction. Each such grant of reload options vests on the first anniversary of its respective grant date, has an exercise price equal to the fair market value of one share of our common stock on the date of grant (average of high and low price) and a contractual term equal to the remaining contractual term of the original option. The subsequent exercise of such reload options through a share swap does not result in the grant of any additional reload options.

     The following table summarizes the activity related to options during 2006:

		Weighted	Weighted Average
		Average	Remaining	Aggregate Intrinsic
		Exercise	Contractual	Value (In
	Options	Price	Term (Years)	Millions)
Outstanding at January 1	28,668,041	$25.11
Options granted	165,026	13.72
Options exercised	(1,658,054)	9.01		$14
Options expired	(2,479,276)	47.42
Options cancelled	(787,446)	18.71

Outstanding at December 31	23,908,291	24.00	4.1	$102

Vested and expected to vest at December 31	23,502,891	24.20	4.1	$99

Exercisable at December 31	20,033,234	26.16	3.6	$72

Available for grant at December 31	9,206,248

Significant option groups outstanding at December 31, 2006 and related weighted average exercise price and remaining contractual term information follows:

				Remaining
	Options	Options	Exercisable	Contractual
Grant Date(1)	Outstanding	Exercisable	Price	Term (Years)
12/06/05(2)	1,548,851	394,836	$17.15	8.9
12/09/04	3,286,085	1,568,187	12.54	7.9
12/02/03	2,224,707	1,477,752	6.81	6.9
12/03/02	1,366,462	1,366,462	7.94	5.9
12/03/01	2,669,259	2,669,259	22.05	4.9
12/04/00	4,921,919	4,921,919	17.68	3.9
12/06/99	2,886,710	2,886,710	32.00	2.9
11/30/98	1,893,862	1,893,862	57.25	1.9
12/02/97	1,677,397	1,677,397	63.50	0.9
All other	1,433,039	1,176,850	(3)	(3)

	23,908,291	20,033,234

(1)	Grants of options and other stock-based compensation, that were usually made by our Board of Directors in December each year for the subsequent fiscal year, will henceforth be determined by our Board of Directors during the first quarter of the respective fiscal year. Consequently, no grants for 2007 were made in December 2006.

(2)	The number of options granted in 2005 decreased in comparison to 2004, as we anticipated grants of performance share units to certain employees in 2006 in lieu of a portion of their 2005 option grants.

(3)	Options in the “All other” category had exercise prices ranging from $5.52 to $74.25. The weighted average exercise price for options outstanding and exercisable in that category was $18.73 and $19.98, respectively, while the remaining weighted average contractual term was 5.5 years and 4.8 years, respectively.

Weighted average grant date fair values of stock options and the assumptions used in estimating those fair values are as follows:

	2006	2005	2004
Weighted average grant date fair value	$6.52	$8.61	$6.36
Black-Scholes model assumptions(1):
Expected term (years)	6.25	6.25	5.00
Interest rate	4.35%	4.35%	3.55%
Volatility	44.7	44.7	54.7
Dividend yield	—	—	—

(1) We review the assumptions used in our Black-Scholes model in conjunction with estimating the grant-date fair value of the annual grants of stock-based awards by our Board of Directors.
Performance Share Units
Performance Share Units granted under the 2005 Performance Plan are earned over a three-year period beginning January 1 of the year of grant. Total units earned may vary between 0% and 200% of the units granted based on the cumulative attainment of pre-determined targets of net income and total cash flow, net of debt and fundings to our pension plans, each weighed equally, over the related three-year period. Half of the units earned will be settled through the payment of cash and the balance will be settled through the issuance of an equivalent number of shares of our common stock. Eligible employees may elect to defer receiving the payout of all or a portion of their units earned until termination of employment. Each deferred unit equates to one share of our common stock and is payable, at the election of the employee, in cash, shares of our common stock or any combination thereof.
     The following table summarizes the activity related to performance share units during 2006:

Number of Shares
Unvested at January 1	—
Granted	1,098,200
Vested	—
Forfeited	(62,634)

Unvested at December 31	1,035,566

Other Information
As of January 1, 2006, we recognized stock-based compensation expense of $3 million ($2 million after-tax or $0.01 per share, basic and diluted) upon the adoption of SFAS No. 123R. Additionally, during 2006, we recognized related expense of $26 million ($24 million after-tax). In 2006, we also made cash payments of $3 million to settle exercises of SARs and performance equity units granted under the 2002 Performance Plan. Total cash received from the exercise of stock options during 2006 was $12 million.
     As of December 31, 2006, unearned compensation cost related to the unvested portion of all stock-based awards was approximately $41 million and is expected to be recognized over the remaining vesting period of the respective grants, through December 31, 2010.

Note 13. Pension, Other Postretirement Benefit and Savings Plans
On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). We adopted SFAS No. 158 effective December 31, 2006. The impact of the adoption of SFAS No. 158 has been reflected within our consolidated financial statements as of December 31, 2006. The incremental effect of applying SFAS No. 158 has been disclosed as part of this footnote.
     We provide substantially all employees with defined benefit pension benefits. Our principal domestic hourly plan provides benefits based on length of service. The principal domestic plans covering salaried employees provide benefits based on final five-year average earnings formulas. Salaried employees making voluntary contributions to these plans receive higher benefits. Effective March 1, 2006, all active participants in the Brazil pension plan were converted to a defined contribution savings plan, resulting in the recognition of a curtailment gain. The announcement of the planned closure of our Tyler, Texas facility and of tire production at our Valleyfield, Quebec facility resulted in the recognition of curtailment and termination charges for both pensions and other postretirement benefit plans during 2006. We also amended our plan under the union agreement to restore the service credit for the U.S. hourly pension plan. Under the old agreement, union participation in the U.S. hourly plan did not receive service credit for a two year period ended November 1, 2005. On January 1, 2005, the U.S. salaried pension plan was closed to new participants and effective October 1, 2005, our UK pension plans were closed to new participants. Other pension plans provide benefits similar to the principal domestic plans as well as termination indemnity plans at certain non-U.S. subsidiaries.
     We also provide substantially all domestic employees and employees at certain non-U.S. subsidiaries with health care and life insurance benefits upon retirement. Insurance companies provide life insurance and certain health care benefits through premiums based on expected benefits to be paid during the year. Substantial portions of the health care benefits for domestic retirees are not insured and are funded from operations.
     On January 21, 2005, final regulations under the Medicare Prescription Drug, Improvement and Modernization Act were issued. Based on the clarifications provided in the final regulations, our net periodic postretirement cost was lowered by $58 million in 2005. This change increased pre-tax income by $48 million in 2005. The difference between the total periodic postretirement cost and pre-tax income amounts represents the portion of net periodic postretirement cost that was carried in inventory at December 31, 2005. The accumulated postretirement benefit obligation was reduced by $529 million in 2005. This reduction in the obligation will be amortized as a reduction of expense over the average remaining service life of active employees.
     We use a December 31 measurement date for our plans.

     Total benefits cost and amounts recognized in other comprehensive loss (“OCL”) follows:

	Pension Plans
	U.S.			Non-U.S.			Other Benefits
(In millions)	2006	2005	2004	2006	2005	2004	2006	2005	2004
Benefits cost:
Service cost	$91	$50	$36	$49	$48	$43	$21	$20	$22
Interest cost	295	294	300	132	125	118	133	147	186
Expected return on plan assets	(295)	(258)	(234)	(112)	(111)	(111)	—	—	—
Amortization of prior service cost	59	63	71	4	3	3	42	43	45
- net (gains) losses	91	86	79	73	57	38	9	10	35
- transition amount.	—	—	—	1	1	1	—	—	—

Net periodic cost	241	235	252	147	123	92	205	220	288
Curtailments/settlements	20	13	1	(9)	2	—	31	25	—
Termination benefits	10	15	—	26	—	—	30	—	—

Total benefits cost	$271	$263	$253	$164	$125	$92	$266	$245	$288

Recognized in OCL:
Prior service cost (credit)	$41			$(3)			$(60)
Net actuarial (gain) loss	(394)			46			(134)
Net obligation at transition	—			(2)			—

Total recognized in OCL	(353)			41			(194)

Total recognized in total benefits cost and OCL	$(82)			$205			$72

The estimated prior service cost and net actuarial loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into benefits cost in 2007 are $56 million and $59 million, respectively, for our U.S. plans and $4 million and $73 million, respectively for our non-U.S. plans.
     The estimated prior service cost and net actuarial loss for the postretirement benefit plans that will be amortized from accumulated other comprehensive loss into benefits cost in 2007 are $37 million and $10 million, respectively.

     The change in benefit obligation and plan assets for 2006 and 2005 and the amounts recognized in our Consolidated Balance Sheets at December 31, 2006 and 2005 are as follows:

	Pension Plans
	U.S.		Non-U.S.		Other Benefits
(In millions)	2006	2005	2006	2005	2006	2005
Change in benefit obligation:
Beginning balance	$(5,407)	$(5,191)	$(2,566)	$(2,462)	$(2,610)	$(3,201)
Newly adopted plans	—	—	(8)	—	—	—
Service cost – benefits earned	(103)	(56)	(49)	(48)	(24)	(22)
Interest cost	(295)	(294)	(132)	(125)	(134)	(148)
Plan amendments	(111)	—	(5)	—	(1)	—
Actuarial (loss) gain	120	(174)	(73)	(261)	114	533
Participant contributions	(10)	(11)	(7)	(8)	(26)	(19)
Curtailments/settlements	(10)	—	66	1	1	(7)
Termination benefits	(10)	(15)	(28)	—	(30)	—
Divestitures	—	—	—	9	—	—
Foreign currency translation	—	—	(255)	203	—	(5)
Benefit payments	409	334	148	125	254	259

Ending balance	$(5,417)	$(5,407)	$(2,909)	$(2,566)	$(2,456)	$(2,610)

Change in plan assets:
Beginning balance	$3,404	$3,046	$1,567	$1,490	$—	$—
Newly adopted plans	—	—	7	—	—	—
Actual return on plan assets	478	261	132	199	—	—
Company contributions to plan assets	556	407	118	77	4	—
Cash funding of direct participant payments	11	13	23	25	228	240
Participant contributions	10	11	7	8	26	19
Curtailments/settlements	—	—	(14)	—	—	—
Foreign currency translation	—	—	146	(106)	—	—
Benefit payments	(409)	(334)	(148)	(125)	(254)	(259)

Ending balance	$4,050	$3,404	$1,838	$1,568	$4	$—

Funded status of discontinued operations			(6)	31	(22)	(17)

Funded status at end of year	$(1,367)	(2,003)	$(1,077)	(967)	$(2,474)	(2,627)

Unrecognized prior service cost		325		16		361
Unrecognized net loss		1,646		989		351
Unrecognized net obligation at transition.		—		1		—

Net amount recognized		$(32)		$39		$(1,915)

Amounts recognized in the Consolidated Balance Sheets consist of:

	Pension Plans
	U.S.		Non-U.S.		Other Benefits
(In millions)	2006	2005	2006	2005	2006	2005
Noncurrent assets	$—	$—	$35	$5	$—	$—
Current liabilities	(19)	(736)	(23)	(129)	(231)	(253)
Noncurrent liabilities	(1,348)	(1,181)	(1,083)	(732)	(2,221)	(1,645)
Intangible asset included in other assets	—	329	—	19	—	—
Deferred and other noncurrent income taxes	—	210	—	109	—	—
Net assets and liabilities of discontinued operations	—	—	(6)	15	(22)	(17)
Minority shareholders’ equity	—	28	—	143	—	—
Accumulated other comprehensive loss (AOCL)	—	1,318	—	609	—	—

Net amount recognized	$(1,367)	$(32)	$(1,077)	$39	$(2,474)	$(1,915)

Amounts recognized in accumulated other comprehensive loss, net of tax and minority, consist of:

	Pension Plans
	U.S.		Non-U.S.		Other Benefits
(In millions)	2006	2005	2006	2005	2006	2005
Prior service cost	$366	$—	$14	$—	$299	$—
Net actuarial loss	1,252	—	1,036	—	216	—

Gross amount recognized	1,618	—	1,050	—	515	—
Deferred income taxes	(210)	—	(119)	—	3	—
Minority shareholders’ equity	(24)	—	(185)	—	9	—
Amounts related to discontinued operations	—	—	26	—	4	—

Net amount recognized	$1,384	$—	$772	$—	$531	$—

The increase in minimum pension liability adjustment, net of tax, included in AOCL was $77 million in 2005 and $126 million in 2004, respectively, for our U.S. plans, and $20 million and $158 million, respectively, for our non-U.S. plans.
     The following table is required as part of adopting SFAS No. 158. See Note 1, Accounting Policies, Recently Issued Accounting Standards.
     Incremental effect of applying FASB Statement No. 158 on individual line items in the Consolidated Balance Sheet as of December 31, 2006:

	Before		After
	application of		application of
(In millions)	Statement 158	Adjustments	Statement 158
Other assets and deferred pension costs	$936	$(483)	$453

Total assets	17,512	(483)	17,029

Compensation and benefits – current	1,530	(647)	883
Compensation and benefits – long term	3,523	1,412	4,935
Deferred and other noncurrent income taxes	361	(41)	320
Net assets and liabilities of discontinued operations	25	22	47
Minority equity in subsidiaries	907	(30)	877

Total liabilities	17,071	716	17,787

Accumulated other comprehensive loss	(2,132)	(1,199)	(3,331)

Total shareholders’ (deficit) equity	$441	$(1,199)	$(758)

The following table presents significant weighted average assumptions used to determine benefit obligations at December 31:

		Pension Plans		Other Benefits
		2006	2005	2006	2005
Discount rate:	– U.S.	5.75%	5.50%	5.75%	5.50%
	– Non-U.S.	5.01	4.95	5.76	6.18

Rate of compensation increase:	– U.S.	4.04	4.04	4.00	4.08
	– Non-U.S.	3.63	3.64	4.32	4.28

The following table presents significant weighted average assumptions used to determine benefits cost for the years ended December 31:

		Pension Plans			Other Benefits
		2006	2005	2004	2006	2005	2004
Discount rate:	– U.S.	5.50%	5.75%	6.25%	5.50%	5.75%	6.25%
	– Non-U.S.	4.95	5.39	5.91	6.18	6.99	7.29

Expected long term return on plan assets:	– U.S.	8.50	8.50	8.50	—	—	—
	– Non-U.S.	6.92	7.46	8.02	10.25	—	—

Rate of compensation increase:	– U.S.	4.04	4.04	4.00	4.08	4.00	4.00
	– Non-U.S.	3.64	3.48	3.43	4.28	4.72	4.52
For 2006, an assumed long term rate of return of 8.50% was used for the U.S. pension plans. In developing this rate, we evaluated the compound annualized returns of our U.S. pension fund over periods of 15 years or more (through December 31, 2005). In addition, we evaluated input from our pension fund consultant on asset class return expectations and long term inflation. For our non-U.S. locations, a weighted average assumed long term rate of return of 6.92% was used. Input from local pension fund consultants concerning asset class return expectations and long term inflation form the basis of this assumption.
     The following table presents estimated future benefit payments from the plans as of December 31, 2006. Benefit payments for other postretirement benefits are presented net of retiree contributions:

	Pension Plans		Other Benefits
			Without Medicare	Medicare Part D
(In millions)	U.S.	Non-U.S.	Part D Subsidy	Subsidy Receipts
2007	$357	$145	$252	$(21)
2008	362	146	257	(24)
2009	376	150	253	(26)
2010	402	156	247	(28)
2011	399	164	241	(30)
2012-2016	2,152	881	1,099	(179)
The following table presents selected information on our pension plans:

	U.S.		Non-U.S.
(In millions)	2006	2005	2006	2005
All plans:
Accumulated benefit obligation	$5,322	$5,315	$2,706	$2,386

Plans not fully-funded:
Projected benefit obligation	$5,417	$5,407	$2,466	$2,556
Accumulated benefit obligation	5,322	5,315	2,302	2,387
Fair value of plan assets	4,050	3,404	1,392	1,439
Certain non-U.S. subsidiaries maintain unfunded pension plans consistent with local practices and requirements. At December 31, 2006, these plans accounted for $271 million of our accumulated pension benefit obligation, $287 million of our projected pension benefit obligation and $67 million of our accumulated other comprehensive loss adjustment. At December 31, 2005, these plans accounted for $221 million of our accumulated pension benefit obligation, $235 million of our projected pension benefit obligation and $49 million of our minimum pension liability adjustment.

     Our pension plan weighted average asset allocation at December 31, by asset category, follows:

	U.S.		Non-U.S.
	2006	2005	2006	2005
Equity securities	70%	69%	48%	47%
Debt securities	30	31	48	50
Real estate	—	—	1	—
Cash and short term securities	—	—	3	3

Total	100%	100%	100%	100%

At December 31, 2006 and 2005, we did not directly hold any of our Common Stock.
     Our pension investment policy recognizes the long term nature of pension liabilities, the benefits of diversification across asset classes and the effects of inflation. The diversified portfolio is designed to maximize returns consistent with levels of liquidity and investment risk that are prudent and reasonable. All assets are managed externally according to guidelines we have established individually with investment managers. The manager guidelines prohibit the use of any type of investment derivative without our prior approval. Portfolio risk is controlled by having managers comply with guidelines, establishing the maximum size of any single holding in their portfolios and by using managers with different investment styles. We periodically undertake asset and liability modeling studies to determine the appropriateness of the investments. The portfolio includes holdings of domestic, non-U.S., and private equities, global high quality and high yield fixed income securities, and short term interest bearing deposits. The target asset allocation of the U.S. pension fund is 70% equities and 30% fixed income.
     We expect to contribute approximately $700 million to $750 million to our funded major U.S. and non-U.S. pension plans in 2007.
     Assumed health care cost trend rates at December 31 follow:

	2006	2005
Health care cost trend rate assumed for the next year	11.20%	11.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0	5.0
Year that the rate reaches the ultimate trend rate	2014	2013
A 1% change in the assumed health care cost trend would have increased (decreased) the accumulated postretirement benefit obligation at December 31, 2006 and the aggregate service and interest cost for the year then ended as follows:

(In millions)	1% Increase	1% Decrease
Accumulated postretirement benefit obligation	$39	$(34)
Aggregate service and interest cost	3	(3)
Savings Plans
Substantially all employees in the U.S. and employees of certain non-U.S. locations are eligible to participate in a defined contribution savings plan. Effective January 1, 2005, all newly hired salaried employees in the U.S. are eligible for a Company-funded contribution into the Salaried Savings Plan, as they are not eligible to participate in our defined benefit pension plan. Expenses recognized for contributions to these plans were $26 million, $20 million and $17 million for 2006, 2005 and 2004, respectively.

Note 14. Income Taxes
The components of (Loss) Income from Continuing Operations before Income Taxes, adjusted for Minority Interest in Net Income of Subsidiaries, follow:

(In millions)	2006	2005	2004
U.S.	$(800)	$(335)	$(414)
Foreign	487	692	590

	(313)	357	176
Minority Interest in Net Income of Subsidiaries	111	95	58

	$(202)	$452	$234

A reconciliation of income taxes at the U.S. statutory rate to income taxes provided before cumulative effect of accounting change follows:

(In millions)	2006	2005	2004
U.S. Federal income tax (benefit) expense at the statutory rate of 35%	$(71)	$158	$82
Adjustment for foreign income taxed at different rates	(7)	(14)	(10)
U.S. loss with no tax benefit	235	88	98
State income taxes, net of Federal benefit	(1)	(3)	(1)
Foreign operating losses with no tax benefits	67	23	46
Release of valuation allowances	(3)	(18)	(8)
Resolution of uncertain tax positions	(204)	(4)	(38)
Provision for repatriation of foreign earnings	2	3	(5)
Establish valuation allowances	49	3	2
Deferred tax impact of enacted tax rate and law changes	(8)	2	—
Other	1	(5)	(4)

United States and Foreign Taxes	$60	$233	$162

The components of the provision (benefit) for taxes on income from continuing operations, by taxing jurisdiction, before cumulative effect of accounting change follow:

(In millions)	2006	2005	2004
Current:
Federal	$(45)	$(26)	$(90)
Foreign	148	276	262
State	(2)	(2)	(1)

	101	248	171

Deferred:
Federal	—	(2)	(1)
Foreign	(36)	(12)	(8)
State	(5)	(1)	—

	(41)	(15)	(9)

United States and Foreign Taxes	$60	$233	$162

     Temporary differences and carryforwards giving rise to deferred tax assets and liabilities at December 31 follow:

(In millions)	2006	2005
Postretirement benefits and pensions	$1,609	$1,293
Tax credit and loss carryforwards	747	452
Capitalized expenditures for tax reporting	296	245
Accrued expenses deductible as paid	293	268
Alternative minimum tax credit carryforwards(1)	63	63
Vacation and sick pay	45	50
Rationalizations and other provisions	26	7
Other	77	(8)

	3,156	2,370
Valuation allowance	(2,814)	(2,051)

Total deferred tax assets	342	319

Tax on undistributed subsidiary earnings	(18)	(17)

Total deferred tax liabilities:
— property basis differences	(338)	(351)

Total net deferred tax liabilities	$(14)	$(49)

(1)	Unlimited carryforward period.
In 2006, Goodyear recorded a tax benefit of $176 million ($132 million net of minority interest in net income of subsidiaries) or $0.74 per share, attributable to the resolution of an uncertain tax position regarding a reorganization of certain legal entities in 2001.
     At December 31, 2006, we had $362 million of tax assets for net operating loss, capital loss and tax credit carryforwards related to certain international subsidiaries that are primarily from countries with unlimited carryforward periods. A valuation allowance totaling $441 million has been recorded against these and other deferred tax assets where recovery of the asset or carryforward is uncertain. In addition, we had $61 million of state and $324 million of Federal tax assets for net operating loss and tax credit carryforwards. Some of the state carryforwards are subject to expiration beginning in 2007. The Federal carryforwards consist of $267 million of foreign tax credits which are subject to expiration from 2009 to 2016, and $53 million of tax assets related to net operating losses that are subject to expiration primarily in 2026. A full valuation allowance has also been recorded against these deferred tax assets as recovery is uncertain.
     No provision for Federal income tax or foreign withholding tax on undistributed earnings of international subsidiaries of approximately $2.5 billion is required because the amount has been or will be reinvested in properties and plants and working capital. It is not practicable to calculate the deferred taxes associated with the remittance of these investments.
     Net cash payments for income taxes were $310 million, $239 million and $201 million in 2006, 2005 and 2004, respectively.
Note 15. Interest Expense
Interest expense includes interest and amortization of debt discounts, less amounts capitalized as follows:

(In millions)	2006	2005	2004
Interest expense before capitalization	$454	$415	$375
Capitalized interest	(7)	(7)	(7)

	$447	$408	$368

Cash payments for interest were $444 million, $398 million and $356 million in 2006, 2005 and 2004, respectively.

Note 16. Business Segments
Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition.
     The Tire business is comprised of five regional SBUs. Segment information is reported on the basis used for reporting to our Chairman of the Board, Chief Executive Officer and President.
     Each of the five regional tire business segments is involved in the development, manufacture, distribution and sale of tires. Certain of the tire business segments also provide related products and services, which include retreads, automotive repair services and merchandise purchased for resale.
     North American Tire provides OE and replacement tires for autos, motorcycles, trucks, aviation and construction applications in the United States, Canada and export markets. North American Tire also provides related products and services including tread rubber, tubes, retreaded tires, automotive repair services and merchandise purchased for resale, as well as, sells chemical products to unaffiliated customers.
     European Union Tire provides OE and replacement tires for autos, motorcycles, trucks, farm and construction applications in Western Europe and export markets. European Union Tire also provides related products and services including tread rubber, retread truck and aviation tires, automotive repair services and merchandise purchased for resale.
     Eastern Europe, Middle East and Africa Tire provides OE and replacement tires for autos, trucks, farm, construction and mining applications in Eastern Europe, the Middle East, Africa and export markets.
     Latin American Tire provides OE and replacement tires for autos, trucks, tractors, aviation and construction applications in Central and South America, Mexico and export markets. Latin American Tire also provides related products and services including tread rubber, retreaded tires, and merchandise purchased for resale.
     Asia Pacific Tire provides OE and replacement tires for autos, trucks, farm, aviation and construction applications in Asia, the Pacific and export markets. Asia Pacific Tire also provides related products and services including tread rubber, retread aviation tires, automotive repair services and merchandise purchased for resale.

     The following table presents segment sales and operating income, and the reconciliation of segment operating income to (Loss) Income from Continuing Operations before Income Taxes:

(In millions)	2006	2005	2004
Sales
North American Tire	$9,089	$9,091	$8,569
European Union Tire	4,990	4,676	4,476
Eastern Europe, Middle East and Africa Tire	1,562	1,437	1,279
Latin American Tire	1,607	1,471	1,249
Asia Pacific Tire	1,503	1,423	1,312

Net Sales	$18,751	$18,098	$16,885

Segment Operating Income (Loss)
North American Tire	$(233)	$167	$74
European Union Tire	286	317	253
Eastern Europe, Middle East and Africa Tire	229	198	194
Latin American Tire	326	294	250
Asia Pacific Tire	104	84	60

Total Segment Operating Income	712	1,060	831
Rationalizations and asset sales	(271)	(43)	(40)
Accelerated depreciation, asset impairment and asset write-offs	(88)	(4)	(7)
Interest expense	(447)	(408)	(368)
Foreign currency exchange	2	(21)	(20)
Minority interest in net income of subsidiaries	(111)	(95)	(58)
Financing fees	(40)	(109)	(117)
General and product liability – discontinued products	(26)	(9)	(53)
Professional fees(1)	(12)	(17)	(76)
Corporate incentive and stock based compensation plans	(39)	(11)	(3)
Net insurance settlement gains	1	43	145
Intercompany profit elimination	(11)	13	(6)
Interest Income	86	58	33
Retained net expenses of discontinued operations(2).	(40)	(46)	(64)
Other	(29)	(54)	(21)

(Loss) Income from Continuing Operations before Income Taxes	$(313)	$357	$176

(1)	Includes professional service fees related to labor negotiations, capital structure, acquisitions and divestitures in 2006 and 2005, and Sarbanes Oxley and restatement in 2004.

(2)	Includes primarily pension and retiree medical costs, corporate administrative costs and royalty income.
The following table presents segment assets at December 31:

(In millions)	2006	2005
Assets
North American Tire	$4,803	$5,478
European Union Tire	4,367	3,844
Eastern Europe, Middle East and Africa Tire	1,390	1,262
Latin American Tire	1,015	926
Asia Pacific Tire	1,236	1,123

Total Tires	12,811	12,633
Corporate	3,453	2,237
Discontinued Operations	765	728

	$17,029	$15,598

Results of operations are measured based on net sales to unaffiliated customers and segment operating income. Segment operating income includes transfers to other SBUs. Segment operating income is computed as follows: Net Sales less CGS (excluding accelerated depreciation charges and asset impairment charges) and SAG (including certain allocated corporate administrative expenses). Segment operating income also includes equity in earnings of most affiliates. Segment operating income does not include rationalization charges (credits), asset sales and certain other items. Segment assets include those assets under the management of the SBU.
     The following table presents segment investments in and advances to affiliates at December 31:

(In millions)	2006	2005
Investments in and Advances to Affiliates
North American Tire	$18	$16
European Union Tire	5	3
Eastern Europe, Middle East and Africa Tire	1	3
Asia Pacific Tire	8	13

Total Segment Investments in and Advances to Affiliates	32	35
Corporate	2	—

	$34	$35

The following table presents geographic information. Net sales by country were determined based on the location of the selling subsidiary. Long-lived assets consisted of properties and plants. Besides Germany, management did not consider the net sales or long-lived assets of any other individual countries outside the United States to be significant to the consolidated financial statements.

(In millions)	2006	2005	2004
Net Sales
United States	$7,691	$7,902	$7,412
Germany	2,170	1,788	1,655
Other international	8,890	8,408	7,818

	$18,751	$18,098	$16,885

Long-Lived Assets
United States	$2,152	$2,177
Germany	546	452
Other international	2,369	2,292

	$5,067	$4,921

     Rationalizations, as described in Note 2, Costs Associated with Rationalization Programs, and Asset Sales, as described in Note 3, Other (Income) and Expense, were not charged (credited) to the SBUs for performance evaluation purposes but were attributable to the SBUs as follows:

(In millions)	2006	2005	2004
Rationalizations
North American Tire	$187	$(8)	$9
European Union Tire	64	8	23
Eastern Europe, Middle East and Africa Tire	30	9	4
Latin American Tire	2	—	(2)
Asia Pacific Tire	28	(2)	—

Total Segment Rationalizations	311	7	34
Corporate	—	—	(1)

	$311	$7	$33

(In millions)
Asset Sales
North American Tire	$(11)	$43	$13
European Union Tire	(27)	(5)	(6)
Eastern Europe, Middle East and Africa Tire	(1)	1	—
Latin American Tire	(1)	(1)	—
Asia Pacific Tire	(2)	—	—

Total Segment Asset Sales	(42)	38	7
Corporate	2	(2)	—

	$(40)	$36	$7

The following tables present segment capital expenditures, depreciation and amortization:

(In millions)	2006	2005	2004
Capital Expenditures
North American Tire	$248	$237	$176
European Union Tire	133	126	103
Eastern Europe, Middle East and Africa Tire	58	51	56
Latin American Tire	67	72	65
Asia Pacific Tire	70	70	66

Total Segment Capital Expenditures	576	556	466
Corporate	61	45	33

	$637	$601	$499

(In millions)
Depreciation and Amortization
North American Tire	$277	$296	$303
European Union Tire	116	121	130
Eastern Europe, Middle East and Africa Tire	50	45	46
Latin American Tire	34	29	24
Asia Pacific Tire	52	55	52

Total Segment Depreciation and Amortization	529	546	555
Corporate	108	47	38

	$637	$593	$593

Note 17. Accumulated Other Comprehensive Loss
The components of Accumulated Other Comprehensive Loss follow:

		Additional				Total
	Foreign	Minimum	Unrecognized			Accumulated
	Currency	Pension	Losses and	Unrealized	Deferred	Other
	Translation	Liability	Prior Service	Investment	Derivative	Comprehensive
(In millions)	Adjustment	Adjustment	Costs, Net	Gain	Gain	Loss
Balance as of December 31, 2005	$(910)	$(1,927)	$—	$35	$2	$(2,800)
Current period change	235	439	—	(4)	(2)	668
Adoption of SFAS No 158	—	1,488	(2,687)	—	—	(1,199)

Balance as of December 31, 2006	$(675)	$—	$(2,687)	$31	$—	$(3,331)

Note 18. Commitments and Contingent Liabilities
At December 31, 2006, we had binding commitments for raw materials and investments in land, buildings and equipment of $1,112 million and off-balance-sheet financial guarantees written and other commitments totaling $16 million.
Warranty
At December 31, 2006 and 2005, we had recorded $22 million for potential claims under warranties offered by us, the majority of which is recorded in Other current liabilities at December 31, 2006 and 2005. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. The amount of our ultimate liability in respect of these matters may differ from these estimates.
     The following table presents changes in the warranty reserve during 2006 and 2005:

(In millions)	2006	2005
Balance at January 1	$22	$18
Payments made during the period	(38)	(38)
Expense recorded during the period	37	43
Translation adjustment	1	(1)

Balance at December 31	$22	$22

Environmental Matters
We had recorded liabilities totaling $43 million at December 31, 2006 and 2005, respectively, for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us. Of these amounts, $9 million and $12 million were included in Other current liabilities at December 31, 2006 and 2005, respectively. The costs include:
•	legal and consulting fees,
•	site studies,
•	the design and implementation of remediation plans, and
•	post-remediation monitoring and related activities.
These costs will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute. During 2004, we reached a settlement with certain insurance companies for approximately $159 million of which $116 million was received in 2005 and the balance was received in 2006 in exchange for our releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded in prior years. As a result of the settlement, we have limited potential insurance coverage for future environmental claims. See “Asbestos” below for information regarding additional insurance settlements completed during 2005 related to both asbestos and environmental matters.
Workers’ Compensation
We had recorded liabilities, on a discounted basis, totaling $269 million and $250 million for anticipated costs related to workers’ compensation at December 31, 2006 and December 31, 2005, respectively. Of these amounts, $106 million and $103 million were included in Current Liabilities as part of Compensation and benefits at December 31, 2006 and December 31, 2005, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update our loss development factors based on actuarial analyses. At December 31, 2006 and 2005, the liability was discounted using the risk-free rate of return.
General and Product Liability and Other Litigation
We had recorded liabilities totaling $454 million at December 31, 2006 and $467 million at December 31, 2005 for potential product liability and other tort claims, including related legal fees expected to be incurred. Of these amounts, $260 million and $247 million were included in Other current liabilities at December 31, 2006 and 2005, respectively. The amounts recorded were estimated based on an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, recent and current trends. We had recorded insurance receivables for potential product liability and other tort claims of $66 million at December 31, 2006 and $53 million at December 31, 2005. Of these amounts, $9 million were included in Current Assets as part of Accounts and notes receivable at December 31, 2006 and 2005. We have restricted cash of $193 million and $198 million at December 31, 2006 and 2005, respectively, to fund certain of these liabilities. Subsequent to December 31, 2006, $20 million of restricted cash became unrestricted.
Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or to asbestos in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of approximately 40,100 claims by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled approximately $272 million through December 31, 2006 and $233 million through December 31, 2005.

     A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly. The passage of tort reform laws and creation of deferred dockets for non-malignancy claims in several states has contributed to a decline in the number of claims filed in recent years.

(Dollars in millions)	2006	2005	2004
Pending claims, beginning of year	125,500	127,300	118,000
New claims filed during the year	3,900	6,200	12,700
Claims settled/dismissed during the year	(5,400)	(8,000)	(3,400)

Pending claims, end of year	124,000	125,500	127,300

Payments (1)	$19	$22	$30

(1)	Represents amount spent by us and our insurers on asbestos litigation defense and claim resolution.
We engaged an independent asbestos valuation firm to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and estimate our receivables from probable insurance recoveries.
     We had recorded gross liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $125 million and $104 million at December 31, 2006 and 2005, respectively. As of December 31, 2006, we increased the period over which the liability can be reasonably estimated from four to ten years. This change in estimate was the result of obtaining additional experience with respect to the disposition of our asbestos claims (including related payments) as well as an update in assumptions concerning the amount and timing of payments to be made to claimants out of trusts established to address the asbestos-related liabilities of companies emerging from bankruptcy. Due to the difficulties in making these estimates, analysis based on new data and/or a change in circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. The portion of the liability associated with unasserted asbestos claims and related defense costs was $63 million at December 31, 2006 and $31 million at December 31, 2005. At December 31, 2006, our liability with respect to asserted claims and related defense costs was $62 million, compared to $73 million at December 31, 2005. At December 31, 2006, we estimate that it is reasonably possible that our gross liabilities could exceed our recorded reserve by up to $25 million, approximately 50% of which would be recoverable by our accessible policy limits.
     We maintain primary insurance coverage under coverage-in-place agreements, and also have excess liability insurance with respect to asbestos liabilities. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determine an amount we expect is probable of recovery from such carriers. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.

          Based upon a model employed by the valuation firm, as of December 31, 2006, (i) we had recorded a receivable related to asbestos claims of $66 million, compared to $53 million at December 31, 2005, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. Of this amount, $9 million was included in Current Assets as part of Accounts and notes receivable at December 31, 2006 and 2005. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers.
          We believe that, at December 31, 2006, we had at least approximately $180 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims, in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $66 million insurance receivable recorded at December 31, 2006. We also had approximately $19 million in aggregate limits for products claims, as well as coverage for premise claims on a per occurrence basis and defense costs, available with our primary insurance carriers through coverage-in-place agreements at December 31, 2006.
          We reached an agreement effective April 13, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to pre-1993 insurance policies issued by certain underwriters at Lloyd’s, London, and reinsured by Equitas. The settlement agreement generally provides for the payment of money to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; agreement by us to indemnify the underwriters from claims asserted under those policies; and includes provisions addressing the impact on the settlement should federal asbestos reform legislation be enacted on or before January 3, 2007.
          Under the agreement, Equitas paid $22 million to us and placed $39 million into a trust. The trust funds may be used to reimburse us for a portion of costs we incur in the future to resolve certain asbestos claims. Our ability to use any of the trust funds is subject to specified confidential criteria, as well as limits on the amount that may be drawn from the trust in any one month. As federal asbestos reform legislation was not enacted into law on or before January 3, 2007, the remaining $20 million of funds in the trust was disbursed to us without restriction.
          We also reached an agreement effective July 27, 2005, to settle our claims for insurance coverage for asbestos and pollution related liabilities with respect to insurance policies issued by certain other non-Equitas excess insurance carriers which participated in policies issued in the London Market. The settlement agreement generally provided for the payment of $25 million to us in exchange for the release by us of past, present and future claims under those policies and the cancellation of those policies; and agreement by us to indemnify the underwriters from claims asserted under those policies.
          We believe that our reserve for asbestos claims, and the receivable for recoveries from insurance carriers recorded in respect of these claims, reflect reasonable and probable estimates of these amounts, subject to the exclusion of claims for which it is not feasible to make reasonable estimates. The estimate of the assets and liabilities related to pending and expected future asbestos claims and insurance recoveries is subject to numerous uncertainties, including, but not limited to, changes in:
•	the litigation environment,

•	Federal and state law governing the compensation of asbestos claimants,

•	recoverability of receivables due to potential insolvency of carriers,

•	our approach to defending and resolving claims, and

•	the level of payments made to claimants from other sources, including other defendants.
          As a result, with respect to both asserted and unasserted claims, it is reasonably possible that we may incur a material amount of cost in excess of the current reserve, however, such amount cannot be reasonably estimated. Coverage under insurance policies is subject to varying characteristics of asbestos claims including, but not limited to, the type of claim (premise vs. product exposure), alleged date of first exposure to our products or premises and disease alleged. Depending upon the nature of these characteristics, as well as the resolution of certain legal issues, some portion of the insurance may not be accessible by us.
Heatway (Entran II). On June 4, 2004, we entered into an amended settlement agreement that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us involving a rubber hose product, Entran II. We supplied Entran II from 1989 to 1993 to Chiles Power Supply, Inc. (d/b/a Heatway Systems), a designer and seller of hydronic radiant heating systems in the United States. Heating systems using Entran II are typically attached or embedded in either indoor flooring or outdoor pavement, and use Entran II hose as a conduit to circulate warm fluid as a source of heat. We had recorded liabilities related to Entran II claims totaling $217 million and $248 million at December 31, 2006 and 2005, respectively.

     On October 19, 2004, the amended settlement received court approval. As a result, we made cash contributions to a settlement fund of $115 million through 2006 and will make additional contributions of $15 million and $20 million in 2007 and 2008, respectively. In addition to these annual payments, we contributed approximately $174 million received from insurance contributions to the settlement fund pursuant to the terms of the settlement agreement. We do not expect to receive any additional insurance reimbursements for Entran II related matters.
     On February 9, 2007, in the one action pending against us a jury awarded a plaintiff claimant damages of approximately $4.3 million, of which 50% was allocated to us. We also previously have received adverse judgments in a number of other actions. In addition, approximately 32 sites remain opted-out of the amended settlement. Although any liability resulting from the opt-outs will not be covered by the amended settlement, we will be entitled to assert a proxy claim against the settlement fund for the payment such claimant would have been entitled to under the amended settlement. We are also entitled to a proxy claim for any liability resulting from the pending claim and certain of the actions in which we have received an adverse judgment (which may be less than a claimant receives in an award of damages).
     The ultimate cost of disposing of Entran II claims is dependent upon a number of factors, including our ability to resolve claims not subject to the amended settlement (including the cases in which we have received adverse judgments), the extent to which the liability, if any, associated with such a claim may be offset by our ability to assert a proxy claim against the settlement fund and whether or not claimants opting-out of the amendment settlement pursue claims against us in the future.
Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.
Tax Matters
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective tax rate in a given period could be materially affected. An unfavorable tax settlement would require use of our cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution. Effective January 1, 2007, we will be required to recognize tax benefits in accordance with the provision of FIN No. 48. For additional information regarding FIN 48 refer to “Recently Issued Accounting Standards” in Note 1.

Union Matters
On December 28, 2006, members of the United Steelworkers (“USW”) ratified the terms of a new master labor agreement ending a strike by the USW that began on October 5, 2006. The new agreement covers approximately 12,200 workers at 12 tire and Engineered Products plants in the United States. In connection with the master labor agreement, we also entered into a memorandum of understanding with the USW regarding the establishment of an independent Voluntary Employees’ Beneficiary Association (“VEBA”) intended to provide healthcare benefits for current and future USW retirees. The establishment of the VEBA is conditioned upon U.S. District Court approval of a settlement of a declaratory judgment action to be filed by the USW pursuant to the memorandum of understanding. We have committed to contribute to the VEBA $1 billion, which will consist of at least $700 million in cash and an additional $300 million in cash or shares of our common stock at our option. We plan to make our contributions to the VEBA following the District Court’s approval of the settlement. In the event that the VEBA is not approved by the District Court (or if the approval of the District Court is subsequently reversed), the master labor agreement may be terminated by either us or the USW, and negotiations may be reopened on the entirety of the master labor agreement. In addition, if we do not receive the necessary regulatory approvals for the contribution of our common stock to the VEBA we have the right to terminate the master labor agreement and reopen negotiations.
Guarantees
We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of certain of our affiliates and customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant.
Subsidiary Guarantees
Certain of our subsidiaries guarantee certain debt obligations of Tire and Wheel Assembly (“T&WA”). We guarantee an industrial revenue bond obligation of T&WA in the amount of $4 million at December 31, 2006 and $5 million at December 31, 2005. The guarantee is unsecured. At December 31, 2005, Goodyear, Goodyear Australia Limited, a wholly-owned subsidiary of Goodyear, and certain subsidiaries of Goodyear Australia Limited guaranteed SPT’s obligations under credit facilities in the amount of $108 million, which expire at various times through 2007. The maximum potential amount of payments totaled $42 million. The guarantees are unsecured. The SPT credit facilities are secured by certain subsidiaries of SPT. As of December 31, 2005, the carrying amount of the secured assets of these certain subsidiaries was $199 million, consisting primarily of accounts receivable, inventory and fixed assets. In January 2006, we acquired the remaining 50% ownership interest in our SPT joint venture.
Other Financing
We will from time to time issue guarantees to financial institutions on behalf of certain of our unconsolidated affiliates or our customers. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by an affiliate, we are obligated to make payment to the financial institution, and will typically have recourse to the assets of that affiliate or customer. At December 31, 2006, we had affiliate and customer guarantees outstanding under which the maximum potential amount of payments totaled $16 million. The affiliate and customer guarantees expire at various times through 2008 and 2019, respectively. We are unable to estimate the extent to which our affiliates’ or customers’ assets, in the aggregate, would be adequate to recover the maximum amount of potential payments with that affiliate or customer.
Indemnifications
At December 31, 2006, we were a party to various agreements under which we had assumed obligations to indemnify the counterparties from certain potential claims and losses. These agreements typically involve standard commercial activities undertaken by us in the normal course of business; the sale of assets by us; the formation of joint venture businesses to which we had contributed assets in exchange for ownership interests; and other financial transactions. Indemnifications provided by us pursuant to these agreements relate to various matters including, among other things, environmental, tax and shareholder matters; intellectual property rights; government regulations and employment-related matters; and dealer, supplier and other commercial matters.

     Certain indemnifications expire from time to time, and certain other indemnifications are not subject to an expiration date. In addition, our potential liability under certain indemnifications is subject to maximum caps, while other indemnifications are not subject to caps. Although we have been subject to indemnification claims in the past, we cannot reasonably estimate the number, type and size of indemnification claims that may arise in the future. Due to these and other uncertainties associated with the indemnifications, our maximum exposure to loss under these agreements cannot be estimated.
     We have determined that there are no guarantees other than liabilities for which amounts are already recorded or reserved in our consolidated financial statements under which it is probable that we have incurred a liability.
Note 19. Change in Estimate
Effective April 1, 2006, we increased the estimated useful lives of our tire mold equipment for depreciation purposes. The change was due primarily to improved practices related to mold maintenance and handling in our tire manufacturing facilities and the completion of a review, in the second quarter of 2006, of current and forecasted product lives. The change resulted in a benefit to pretax income in 2006 of $28 million ($23 million after-tax or $0.13 per share). Prior periods have not been adjusted for this change.
Note 20. Asset Dispositions
On December 29, 2006, we completed the sale of our North American and Luxembourg tire fabric operations to Hyosung Corporation. The sale included three fabric converting mills in Decatur, Alabama; Utica, New York; and Colmar-Berg, Luxembourg. We received approximately $77 million for the net assets sold and recorded a gain in the fourth quarter of approximately $9 million on the sale, subject to post closing adjustments. We have entered into an agreement to sell our facility in Americana, Brazil to Hyosung Corporation, pending government and regulatory approvals, for approximately $3 million, subject to post closing adjustments. In addition, we entered into a multi-year supply agreement with Hyosung Corporation under which we anticipate making purchases of approximately $350 million to $400 million in the first year.
     On August 9, 2005, we completed the sale of our 95% ownership in Goodyear Sumatra Plantations, our natural rubber plantation in Indonesia, to Bridgestone Corporation at a sales price of approximately $70 million. The net assets of Goodyear Sumatra Plantations were previously reported as assets held for sale as of December 31, 2004. As a result, we recorded an impairment charge of approximately $15 million in December 2004.
     On September 1, 2005, we completed the sale of our Wingtack adhesive resins business to Sartomer Company Inc., a unit of the French energy firm Total, S.A. We received approximately $55 million in cash proceeds and retained an additional $10 million of working capital and recorded a gain within Other (Income) and Expense of approximately $24 million on the sale. We may also receive additional consideration over the next two years ($5 million per year) based on future operating performance of the Wingtack business.
     On December 28, 2005, we completed the sale of our North American farm tire assets to Titan Tire Corporation, a subsidiary of Titan International, Inc. The sale included our farm tire manufacturing plant, property and equipment in Freeport, Ill., and inventories. It also included a license agreement with Titan to pay a royalty to manufacture and sell Goodyear branded farm tires in North America. We received $100 million from Titan for these assets and recorded a loss within Other (Income) and Expense of approximately $73 million on the sale, primarily related to pension and retiree medical costs.
Note 21. Common Stock
On April 11, 2006, our shareholders approved a proposal to amend our Amended Articles of Incorporation to increase the number of shares of common stock authorized to be issued by us from 300,000,000 to 450,000,000. As a result of the amendment, we are authorized to have issued and outstanding 500,000,000 shares, consisting of (a) 450,000,000 shares of common stock, without par value, and (b) 50,000,000 shares of preferred stock, without par value, issuable in one or more series.

Note 22. Consolidating Financial Information
Certain of our subsidiaries have guaranteed Goodyear’s obligations under the $650 million of Senior Secured Notes issued on March 12, 2004, the $400 million aggregate principal amount of 9% Senior Notes due 2015 issued on June 23, 2005 and the $500 million aggregate principal amount of 8.625% Senior Notes due 2011 and $500 million aggregate principal amount of $500 million Senior Floating Rate Notes due 2009, both issued on November 16, 2006. The following presents the condensed consolidating financial information separately for:
(i)	The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations;
(ii)	Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to Goodyear’s obligations under the $650 million of Senior Secured Notes issued on March 12, 2004 ($450 million of 11% Senior Secured Notes due 2011 and $200 million Senior Secured Floating Rate Notes due 2011) and the Indenture related to Goodyear’s obligation under the $400 million aggregate principal amount of 9% Senior Notes due 2015 issued on June 23, 2005, and the $500 million aggregate principal amount of 8.625% Senior Notes due 2011 and $500 million aggregate principal amount of $500 million Senior Floating Rate Notes due 2009, both issued on November 16, 2006 (the “Notes”);
(iii)	Non-guarantor subsidiaries, on a combined basis;
(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and
(v)	The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.
     Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use by the Parent Company and Guarantor subsidiaries of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.
     Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans, primarily due to restrictions in credit facility agreements entered into by those subsidiaries.

	Consolidating Balance Sheet
	December 31, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and cash equivalents	$2,626	$37	$1,199	$—	$3,862
Restricted cash	202	—	12	—	214
Accounts and notes receivable	693	198	1,909	—	2,800
Accounts and notes receivable from affiliates	—	858	242	(1,100)	—
Inventories	1,031	269	1,345	(44)	2,601
Prepaid expenses and other current assets	142	6	129	12	289
Current assets of discontinued operations	305	33	184	(109)	413

Total Current Assets	4,999	1,401	5,020	(1,241)	10,179
Goodwill	—	24	452	186	662
Intangible Assets	111	28	55	(28)	166
Deferred Income Tax	—	1	149	—	150
Other Assets and Deferred Pension Costs	255	24	174	—	453
Long Term Assets of Discontinued Operations	196	58	118	(20)	352
Investments in Subsidiaries	4,286	539	3,166	(7,991)	—
Properties and Plants	1,860	228	2,958	21	5,067

Total Assets	$11,707	$2,303	$12,092	$(9,073)	$17,029

Liabilities:
Current Liabilities:
Accounts payable-trade	$436	$72	$1,437	$—	$1,945
Accounts payable to affiliates	1,100	—	—	(1,100)	—
Compensation and benefits	585	42	256	—	883
Other current liabilities	562	15	234	—	811
Current liabilities of discontinued operations	74	127	62	(106)	157
United States and foreign taxes	59	18	145	—	222
Notes payable and overdrafts	—	—	243	—	243
Long term debt and capital leases due within one year	339	—	66	—	405

Total Current Liabilities	3,155	274	2,443	(1,206)	4,666
Long Term Debt and Capital Leases	5,647	1	914	—	6,562

Compensation and Benefits	3,301	297	1,337	—	4,935
Long Term Liabilities of Discontinued Operations	6	22	19	—	47
Deferred and Other Noncurrent Income Taxes	69	5	238	8	320
Other Long Term Liabilities	287	5	88	—	380
Minority Equity in Subsidiaries	—	—	671	206	877

Total Liabilities	12,465	604	5,710	(992)	17,787

Commitments and Contingent Liabilities

Shareholders’ (Deficit) Equity:
Preferred Stock	—	—	—	—	—
Common Stock	178	632	4,471	(5,103)	178
Capital Surplus	1,427	5	869	(874)	1,427
Retained Earnings	968	1,499	2,385	(3,884)	968
Accumulated Other Comprehensive Loss	(3,331)	(437)	(1,343)	1,780	(3,331)

Total Shareholders’ (Deficit) Equity	(758)	1,699	6,382	(8,081)	(758)

Total Liabilities and Shareholders’ (Deficit) Equity	$11,707	$2,303	$12,092	$(9,073)	$17,029

	Consolidating Balance Sheet
	December 31, 2005
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and cash equivalents	$1,065	$35	$1,038	$—	$2,138
Restricted cash	228	—	13	—	241
Accounts and notes receivable	1,036	216	1,724	—	2,976
Accounts and notes receivable from affiliates	—	760	—	(760)	—
Inventories	1,166	247	1,268	(38)	2,643
Prepaid expenses and other current assets	86	10	119	8	223
Current assets of discontinued operations	300	38	151	(101)	388

Total Current Assets	3,881	1,306	4,313	(891)	8,609
Goodwill	—	24	401	191	616
Intangible Assets	100	35	58	(34)	159
Deferred Income Tax	—	35	67	—	102
Other Assets and Deferred Pension Costs	615	43	193	—	851
Long Term Assets of Discontinued Operations	195	57	102	(14)	340
Investments in Subsidiaries	3,991	469	3,193	(7,653)	—
Properties and Plants	1,889	255	2,760	17	4,921

Total Assets	$10,671	$2,224	$11,087	$(8,384)	$15,598

Liabilities:
Current Liabilities:
Accounts payable-trade	$555	$62	$1,245	$—	$1,862
Accounts payable to affiliates	694	—	66	(760)	—
Compensation and benefits	1,297	96	355	—	1,748
Other current liabilities	471	10	171	—	652
Current liabilities of discontinued operations	66	109	55	(101)	129
United States and foreign taxes	64	32	299	—	395
Notes payable and overdrafts	—	—	207	—	207
Long term debt and capital leases due within one Year	338	—	110	—	448

Total Current Liabilities	3,485	309	2,508	(861)	5,441
Long Term Debt and Capital Leases	4,118	1	622	—	4,741

Compensation and Benefits	2,592	146	1,081	—	3,819
Long Term Liabilities of Discontinued Operations	9	11	6	—	26
Deferred and Other Noncurrent Income Taxes	70	(3)	207	7	281
Other Long Term Liabilities	324	9	93	—	426
Minority Equity in Subsidiaries	—	—	606	185	791

Total Liabilities	10,598	473	5,123	(669)	15,525

Commitments and Contingent Liabilities

Shareholders’ (Deficit) Equity:
Preferred Stock	—	—	—	—	—
Common Stock	177	617	4,299	(4,916)	177
Capital Surplus	1,398	5	869	(874)	1,398
Retained Earnings	1,298	1,483	2,226	(3,709)	1,298
Accumulated Other Comprehensive Loss	(2,800)	(354)	(1,430)	1,784	(2,800)

Total Shareholders’ (Deficit) Equity	73	1,751	5,964	(7,715)	73

Total Liabilities and Shareholders’ (Deficit) Equity	$10,671	$2,224	$11,087	$(8,384)	$15,598

	Consolidating Statements of Operations
	Twelve Months Ended December 31, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$7,914	$2,041	$17,143	$(8,347)	$18,751

Cost of Goods Sold	7,507	1,780	14,981	(8,532)	15,736
Selling, Administrative and General Expense	987	182	1,379	(2)	2,546
Rationalizations	129	61	121	—	311
Interest Expense	410	39	202	(204)	447
Other (Income) and Expense	(265)	(8)	(206)	392	(87)
Minority Interest in Net Income of Subsidiaries	—	—	111	—	111

(Loss) Income from Continuing Operations before Income Taxes and Equity in Earnings of Subsidiaries	(854)	(13)	555	(1)	(313)
United States and Foreign Taxes	(28)	54	36	(2)	60
Equity in Earnings of Subsidiaries	453	58	—	(511)	—

(Loss) Income from Continuing Operations	(373)	(9)	519	(510)	(373)
Discontinued Operations	43	—	55	(55)	43

Net (Loss) Income	$(330)	$(9)	$574	$(565)	$(330)

	Twelve Months Ended December 31, 2005
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$8,189	$1,928	$15,605	$(7,624)	$18,098

Cost of Goods Sold	7,297	1,686	13,329	(7,777)	14,535
Selling, Administrative and General Expense	1,068	179	1,393	(6)	2,634
Rationalizations	(3)	1	9	—	7
Interest Expense	364	37	184	(177)	408
Other (Income) and Expense	(77)	(58)	(140)	337	62
Minority Interest in Net Income of Subsidiaries	—	—	95	—	95

(Loss) Income from Continuing Operations before Income Taxes, Equity in Earnings of Subsidiaries and Cumulative Effect of Accounting Change	(460)	83	735	(1)	357
United States and Foreign Taxes	(10)	10	235	(2)	233
Equity in Earnings of Subsidiaries	568	50	—	(618)	—

(Loss) Income from Continuing Operations	118	123	500	(617)	124
Discontinued Operations	115	12	30	(42)	115

(Loss) Income before Cumulative Effect of Accounting Change	233	135	530	(659)	239
Cumulative Effect of Accounting Change, net of income taxes and minority interest	(5)	—	(6)	—	(11)

Net (Loss) Income	$228	$135	$524	$(659)	$228

	Consolidating Statements of Operations
	Twelve Months Ended December 31, 2004
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$7,627	$1,834	$14,522	$(7,098)	$16,885

Cost of Goods Sold	6,806	1,583	12,370	(7,139)	13,620
Selling, Administrative and General Expense	1,103	170	1,365	(22)	2,616
Rationalizations	11	1	21	—	33
Interest Expense	326	37	242	(237)	368
Other (Income) and Expense	(198)	1	(79)	290	14
Minority Interest in Net Income of Subsidiaries	—	—	56	2	58

(Loss) Income from Continuing Operations before Income Taxes and Equity in Earnings of Subsidiaries	(421)	42	547	8	176
United States and Foreign Taxes	(81)	21	226	(4)	162
Equity in Earnings of Subsidiaries	354	30	—	(384)	—

(Loss) Income from Continuing Operations	14	51	321	(372)	14
Discontinued Operations	101	18	31	(49)	101

Net (Loss) Income	$115	$69	$352	$(421)	$115

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2006
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:

Total operating cash flows from continuing operations	$233	$(22)	$715	$(481)	$445
Operating cash flows from discontinued operations	64	43	58	(50)	115

Total Cash Flow From Operating Activities	297	21	773	(531)	560

Cash Flows From Investing Activities:

Capital expenditures	(244)	(14)	(373)	(6)	(637)
Asset dispositions	49	1	111	(34)	127
Asset acquisitions	(71)	—	(5)	35	(41)
Capital contributions	(1)	(8)	(2)	11	—
Decrease in restricted cash	26	—	1	—	27
Other transactions	26	—	—	—	26

Total investing cash flows from continuing operations	(215)	(21)	(268)	6	(498)
Investing cash flows from discontinued operations	(20)	(9)	(12)	7	(34)

Total Cash Flows From Investing Activities	(235)	(30)	(280)	13	(532)

Cash Flows From Financing Activities:

Short term debt and overdrafts incurred	—	4	73	—	77
Short term debt and overdrafts paid	(64)	—	(37)	—	(101)
Long term debt incurred	1,970	—	275	—	2,245
Long term debt paid	(402)	—	(99)	—	(501)
Common stock issued	12	—	—	—	12
Capital contributions	—	15	3	(18)	—
Dividends paid	—	(8)	(597)	536	(69)
Debt issuance costs	(15)	—	—	—	(15)

Total financing cash flows from continuing operations	1,501	11	(382)	518	1,648
Financing cash flows from discontinued operations	(3)	—	2	—	(1)

Total Cash Flows From Financing Activities	1,498	11	(380)	518	1,647

Net Change in Cash of Discontinued Operations	1	—	(11)	—	(10)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	59	—	59

Net Change in Cash and Cash Equivalents	1,561	2	161	—	1,724

Cash and Cash Equivalents at Beginning of the Year	1,065	35	1,038	—	2,138

Cash and Cash Equivalents at End of the Year	$2,626	$37	$1,199	$—	$3,862

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2005
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:

Total operating cash flows from continuing operations	$98	$15	$1,004	$(337)	$780
Operating cash flows from discontinued operations	93	31	24	(42)	106

Total Cash Flows From Operating Activities	191	46	1,028	(379)	886

Cash Flows From Investing Activities:

Capital expenditures	(229)	(12)	(353)	(7)	(601)
Asset dispositions	248	1	14	(6)	257
Asset acquisitions	—	—	(6)	6	—
Capital contributions	(11)	—	(200)	211	—
Capital redemptions	59	—	93	(152)	—
Decrease (increase) in restricted cash	(82)	—	2	—	(80)
Other transactions	5	(1)	12	—	16

Total investing cash flows from continuing operations	(10)	(12)	(438)	52	(408)
Investing cash flows from discontinued operations	(20)	(4)	(11)	2	(33)

Total Cash Flows From Investing Activities	(30)	(16)	(449)	54	(441)

Cash Flows From Financing Activities:

Short term debt and overdrafts incurred	6	7	25	—	38
Short term debt and overdrafts paid	—	—	(7)	—	(7)
Long term debt incurred	1,921	—	368	1	2,290
Long term debt paid	(1,969)	(1)	(419)	(1)	(2,390)
Common stock issued	7	—	—	—	7
Capital contributions	—	—	207	(207)	—
Capital redemptions	—	(51)	(97)	148	—
Dividends paid	—	—	(436)	384	(52)
Debt issuance costs	(67)	—	—	—	(67)

Total financing cash flows from continuing operations	(102)	(45)	(359)	325	(181)
Financing cash flows from discontinued operations	3	—	—	—	3

Total Cash Flows From Financing Activities	(99)	(45)	(359)	325	(178)

Net Change in Cash of Discontinued Operations	(1)	—	(1)	—	(2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(62)	—	(62)

Net Change in Cash and Cash Equivalents	61	(15)	157	—	203

Cash and Cash Equivalents at Beginning of the Year	1,004	50	881	—	1,935

Cash and Cash Equivalents at End of the Year	$1,065	$35	$1,038	$—	$2,138

	Condensed Consolidating Statement of Cash Flows
	Twelve Months Ended December 31, 2004
			Non-	Consolidating
	Parent	Guarantor	Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities:

Total operating cash flows from continuing operations	$131	$(2)	$823	$(271)	$681
Operating cash flows from discontinued operations	79	44	31	(48)	106

Total Cash Flows From Operating Activities	210	42	854	(319)	787

Cash Flows From Investing Activities:

Capital expenditures	(156)	(10)	(333)	—	(499)
Asset dispositions	104	1	14	(102)	17
Asset acquisitions	(51)	—	(113)	102	(62)
Capital contributions	(3)	—	(31)	34	—
Capital redemptions	6	(3)	116	(119)	—
Increase in restricted cash	(121)	—	(10)	—	(131)
Other transactions	33	—	14	3	50

Total investing cash flows from continuing operations	(188)	(12)	(343)	(82)	(625)
Investing cash flows from discontinued operations	(22)	(2)	(10)	6	(28)

Total Cash Flows From Investing Activities	(210)	(14)	(353)	(76)	(653)

Cash Flows From Financing Activities:

Short term debt and overdrafts incurred	52	—	14	—	66
Short term debt and overdrafts paid	—	(3)	(96)	—	(99)
Long term debt incurred	1,671	—	228	—	1,899
Long term debt paid	(1,247)	—	(301)	—	(1,548)
Common stock issued	2	—	—	—	2
Capital contributions	—	—	35	(35)	—
Capital redemptions	—	—	(117)	117	—
Dividends paid	—	—	(342)	313	(29)
Debt issuance costs	(51)	—	—	—	(51)

Total financing cash flows from continuing operations	427	(3)	(579)	395	240
Financing cash flows from discontinued operations	(8)	—	5	—	(3)

Total Cash Flows From Financing Activities	419	(3)	(574)	395	237

Net Change in Cash of Discontinued Operations	—	—	3	—	3
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	37	—	37

Net Change in Cash and Cash Equivalents	419	25	(33)	—	411

Cash and Cash Equivalents at Beginning of the Year	585	25	914	—	1,524

Cash and Cash Equivalents at End of the Year	$1,004	$50	$881	$—	$1,935

Note 23. Discontinued Operations
On March 23, 2007, we entered into an agreement to sell substantially all of the business activities and operations of our Engineered Products Business Segment (“Engineered Products”) to EPD Inc (“EPD”), a company controlled by Carlyle Partners IV, L.P., an affiliate of the Carlyle Group. The purchase price is approximately $1.5 billion in cash, subject to post closing adjustments. The closing of the transaction is subject to the receipt of antitrust and other governmental approvals and other customary closing conditions. In addition, the closing of the transaction is subject to EPD’s completion of a labor agreement with the USW.
     As part of the transaction, we entered into a trademark licensing agreement with EPD, to use the Goodyear brand and certain other trademarks in connection with the Engineered Products business for a period of 12 years.
     Engineered Products operates 32 manufacturing facilities in 12 countries and has approximately 6,500 associates. Engineered Products manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users. Its product portfolio includes hoses, conveyor belts, power transmission products, rubber track, molded products and airsprings.
     We expect to record a gain on the sale, the amount of which has not been finalized. As a result of entering into the agreement, we determined that the Engineered Products business should be classified as held-for-sale and in addition determined the operations of the Engineered Products business should be disclosed as discontinued operations. Accordingly, the accompanying financial information has been restated where required.
     The following table presents the components of Discontinued Operations reported on the Consolidated Statement of Operations:

(In millions)	2006	2005	2004
Net Sales	$1,507	$1,625	$1,468

Income from operations	$89	$132	$147
U.S. and foreign taxes	(46)	(17)	(46)

Discontinued Operations	$43	$115	$101

The following table presents the major classes of assets and liabilities of discontinued operations reported on the Consolidated Balance Sheet:

(In millions)	2006	2005
Cash	$37	$24
Accounts and notes receivable	173	182
Inventories	188	167
Other	15	15

Current Assets of Discontinued Operations	$413	$388

Properties and plants	$310	$310
Other	42	30

Long Term Assets of Discontinued Operations	$352	$340

Accounts payable – trade	$92	$77
Compensation and benefits	22	25
Other	43	27

Current Liabilities of Discontinued Operations	$157	$129

Compensation and benefits	$30	$9
Other	17	17

Long Term Liabilities of Discontinued Operations	$47	$26

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSI DIARIES
Supplementary Data
(Unaudited)
Quarterly Data and Market Price Information

	Quarter
(In millions, except per share amounts)	First	Second	Third	Fourth	Year
2006
Net Sales	$4,462	$4,738	$4,913	$4,638	$18,751
Gross Profit	854	786	853	522	3,015

(Loss) Income from Continuing Operations	46	(33)	(76)	(310)	(373)
Discontinued Operations	28	35	28	(48)	43

Net Income (Loss)	$74	$2	$(48)	$(358)	$(330)

Per Share – Basic:
(Loss) Income from Continuing Operations	$0.26	$(0.19)	$(0.43)	$(1.74)	$(2.11)
Discontinued Operations	0.16	0.20	0.16	(0.28)	0.25

Net Income (Loss)	$0.42	$0.01	$(0.27)	$(2.02)	$(1.86)

Per Share – Diluted:
(Loss) Income from Continuing Operations	$0.24	$(0.19)	$(0.43)	$(1.74)	$(2.11)
Discontinued Operations	0.13	0.20	0.16	(0.28)	0.25

Net Income (Loss)(a)	$0.37	$0.01	$(0.27)	$(2.02)	$(1.86)

Weighted Average Shares Outstanding — Basic	177	177	177	178	177
— Diluted	207	177	177	178	177

Price Range of Common Stock:* High	$19.31	$15.42	$15.07	$21.35	$21.35
Low	12.78	10.35	9.75	13.61	9.75

Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,692	$15,921	$15,968	$17,029
Total Debt and Capital Leases	5,247	5,295	5,401	7,210
Shareholders’ (Deficit) Equity	193	222	176	(758)

(a)	Due to the anti-dilutive impact of potentially dilutive securities in periods which we recorded a net loss, the quarterly earnings per share amounts do not add to the full year.

*	New York Stock Exchange – Composite Transactions

Net income per share — diluted in the first quarter reflects the dilutive impact of the assumed conversion of our $350 million Convertible Senior Notes into shares of our Common Stock. The Notes were issued on July 2, 2004. Net income per share — diluted in the first quarter of 2006 included a pro forma earnings adjustment representing avoided after-tax interest expense of $4 million. Weighted average shares outstanding — diluted included 29 million shares in the first quarter of 2006, resulting from the assumed conversion. Refer to Note 4.
     The first quarter of 2006 included after-tax gains of $32 million related to favorable settlements with certain raw material suppliers and after-tax rationalization charges including accelerated depreciation and asset write offs of $32 million primarily related to the closure of the Washington, United Kingdom facility. The first quarter also included an after-tax pension plan curtailment gain of approximately $13 million and an after-tax gain of $10 million resulting from the favorable resolution of a legal matter in Latin American Tire. Of these amounts, Discontinued Operations included after-tax gains of $5 million related to favorable settlements with certain raw material suppliers and after-tax rationalization charges of $2 million.
     The second quarter of 2006 included after-tax rationalization charges, including accelerated depreciation and asset write offs of $63 million primarily related to the closure of the Upper Hutt, New Zealand facility.
     The third quarter of 2006 included after-tax rationalization charges, including accelerated depreciation and asset write offs, of $133 million primarily related to the closure of the Tyler, Texas manufacturing facility and an after-tax gain of $11 million as a result of favorable settlements with certain raw material suppliers. Of these amounts, Discontinued Operations included after-tax rationalization charges including accelerated depreciation and asset write offs of $2 million, and an after-tax gain of $11 million as a result of favorable settlements with certain raw material suppliers.
     The fourth quarter of 2006 included after-tax rationalization charges including accelerated depreciation and asset write offs of $184 million related to the closure of Valleyfield, Tyler and Casablanca, Morocco facilities. The fourth quarter also included after-tax costs of $367 million related to the USW strike and net favorable tax adjustments of $153 million primarily related to the settlement of an uncertain tax position regarding a reorganization of certain legal entities in 2001. Of these amounts, Discontinued Operations included after-tax rationalization charges including accelerated depreciation and asset writeoffs of $6 million. Discontinued operations also included after-tax costs of $48 million related to the USW strike.

	Quarter
(In millions, except per share amounts)	First	Second	Third	Fourth	Year
2005
Net Sales	$4,366	$4,567	$4,624	$4,541	$18,098
Gross Profit	859	945	922	837	3,563

(Loss) Income from Continuing Operations	44	31	120	(71)	124
Discontinued Operations	24	38	22	31	115

Income (Loss) before Cumulative Effect of Accounting Change	68	69	142	(40)	239
Cumulative Effect of Accounting Change	—	—	—	(11)	(11)

Net Income (Loss)	$68	$69	$142	$(51)	$228

Per Share — Basic:
(Loss) Income from Continuing Operations	$0.25	$0.17	$0.69	$(0.40)	$0.70
Discontinued Operations	0.14	0.22	0.12	0.17	0.66

Income (Loss) before Cumulative Effect of Accounting change	0.39	0.39	0.81	(0.23)	1.36
Cumulative Effect of Accounting Change	—	—	—	(0.06)	(0.06)

Net Income (Loss) Per Share — Basic	$0.39	$0.39	$0.81	$(0.29)	$1.30

Per Share — Diluted:(a)
(Loss) Income from Continuing Operations	$0.23	$0.16	$0.59	$(0.40)	$0.66
Discontinued Operations	0.12	0.18	0.11	0.17	0.55

Income (Loss) before Cumulative Effect of Accounting Change	0.35	0.34	0.70	(0.23)	1.21
Cumulative Effect of Accounting Change	—	—	—	(0.06)	(0.05)

Net Income (Loss) Per Share — Diluted	$0.35	$0.34	$0.70	$(0.29)	$1.16

Weighted Average Shares Outstanding — Basic	176	176	176	176	176
— Diluted	208	208	209	176	209

Price Range of Common Stock:* High	$16.08	$15.46	$18.59	$18.18	$18.59
Low	13.11	11.24	15.00	13.00	11.24

Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,825	$15,556	$15,787	$15,598
Total Debt and Capital Leases	5,638	5,481	5,427	5,396
Shareholders’ Equity	43	44	296	73

(a)	Quarterly earnings per share amounts do not add to the full year amounts due to the averaging of shares.

*	New York Stock Exchange – Composite Transactions

Net income per share – diluted reflects the dilutive impact of the assumed conversion of our $350 million Convertible Senior Notes into shares of our Common Stock. The Notes were issued on July 2, 2004. Net income per share — diluted in 2005 included a pro forma earnings adjustment representing avoided after-tax interest expense of $4 million in each of the first, second, third quarters and $2 million in the fourth quarter. Weighted average shares outstanding — diluted included 29 million shares in each of the first, second, third and fourth quarters, resulting from the assumed conversion. Refer to Note 4.
     The first quarter of 2005 included net after-tax gains of $11 million on the sale of assets and net after-tax charges of $12 million related to general and product liability – discontinued products.
     The second quarter of 2005 included after-tax gains of $19 million related to an environmental insurance settlement. The second quarter also included after-tax charges of $47 million related to the write-off of debt issuance costs.
     The third quarter of 2005 included after-tax gains of $14 million related to the receipt of insurance proceeds and $28 million from asset sales. The third quarter also included an after-tax charge of $10 million related to temporary reductions in production resulting from the impact of hurricanes.
     The fourth quarter of 2005 included after-tax gains of $12 million related to favorable settlements with certain chemical suppliers and $29 million related to favorable tax adjustments. The fourth quarter of 2005 also included a $21 million after-tax charge related to temporary reductions in production resulting from the impact of hurricanes, a $78 million after-tax loss on the sale of assets, and $11 million of expense related to the cumulative effect of adopting FIN 47.